                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                  JULY 1, 1999
                Date of Report (Date of earliest event reported)

                                CIENA CORPORATION
             (Exact name of registrant as specified in its charter)

        DELAWARE                             0-21969           23-2725311
        (State or other jurisdiction of        (Commission     (IRS Employer
        incorporation or organization)         File Number)         Identification No.)

          1201 WINTERSON ROAD, LINTHICUM, MD             21090
          (Address of principal executive offices)        (Zip Code)

               Registrant's telephone number, including area code
                                 (410) 865-8500

                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)

                            Exhibit Index on page 46

ITEM 5. OTHER EVENTS

       This current report on Form 8-K provides supplemental financial information pertaining to the retroactive effect of the July 1, 1999 business combination of CIENA Corporation and Omnia Communications, Inc., which was accounted for under the pooling of interests method of accounting.

       CIENA's fiscal year ends on October 31. Omnia's fiscal year ends on December 31. Since the fiscal years of CIENA and Omnia differ, the periods combined for the supplemental consolidated financial data give effect to the merger as if it had occurred at the beginning of each period presented:

           CIENA                                                     Omnia
           -----                                                     -----
Fiscal year ended October 31, 1997              For the period from June 3, 1997 (date of inception) to
                                                December 31, 1997
Fiscal year ended October 31, 1998              Fiscal year ended December 31, 1998

The supplemental consolidated financial data for the years ended October 1994, 1995, and 1996 was not impacted by CIENA's merger with Omnia as Omnia did not commence operations until June 3, 1997.

SELECTED SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA

       The following selected supplemental consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the supplemental consolidated financial statements and the notes thereto included in "Supplemental Consolidated Financial Statements and Supplementary Data".


                                                                        YEAR ENDED OCTOBER 31, (1)

                                                   1994             1995            1996            1997            1998
                                                ----------       -----------    ------------   --------------   ------------

                                                                (in thousands except share and per share data)
STATEMENT OF OPERATIONS DATA:

Revenue .....................................    $   20,890      $   21,691     $    88,463    $     413,215    $   508,087
Cost of goods sold...........................        15,638          16,185          47,315          166,472        256,014
                                                --------------   ------------   ------------   --------------   ------------
  Gross profit ..............................         5,252           5,506          41,148          246,743        252,073
                                                --------------   ------------   ------------   --------------   ------------
Operating expenses:
  Research and development...................         1,287           6,361           8,922           23,773         73,756
  Selling and marketing......................         1,339           1,907           5,641           22,627         47,343
  General and administrative.................         2,352           3,034           6,422           11,965         19,274
  Purchased research and development.........             -               -               -                -          9,503
  Pirelli litigation.........................             -               -               -            7,500         30,579
  Costs of proposed merger...................             -               -               -                -          2,548
                                                --------------   ------------   ------------   --------------   ------------
Total operating expenses.....................         4,978          11,302          20,985           65,865        183,003
                                                --------------   ------------   ------------   --------------   ------------
Income (loss) from operations................           274          (5,796)         20,163          180,878         69,070
Other income (expense), net..................          (180)            172             653            7,178         12,830
                                                --------------   ------------   ------------   --------------   ------------
Income (loss) before income taxes............            94          (5,624)         20,816          188,056         81,900
Provision for income taxes...................           942             824           3,553           72,488         36,200
                                                --------------   ------------   ------------   --------------   ------------
Net income (loss)............................    $     (848)     $   (6,448)    $    17,263    $     115,568    $    45,700
                                                ==============   ============   ============   ==============   ============
Basic net income (loss) per common
  share......................................    $    (0.12)     $    (0.51)    $      1.25    $        1.52    $      0.39
                                                ==============   ============   ============   ==============   ============
Diluted net income (loss) per common

    and dilutive potential common share......    $    (0.12)     $    (0.51)           0.19    $        1.10    $      0.36
                                                ==============   ============   ============   ==============   ============
Weighted average basic common shares

    outstanding..............................         7,317      $   12,717          13,817           75,964        117,990
                                                ==============   ============   ============   ==============   ============
Weighted average basic common and

    dilutive potential common shares
    outstanding..............................         7,317          12,717          92,407          104,843        127,894
                                                ==============   ============   ============   ==============   ============

                                                                      OCTOBER 31, (1)
                                                  1994         1995          1996         1997          1998
                                                --------     ---------    ---------     ----------  -----------
BALANCE SHEET DATA:                                                    (in thousands)
Cash and cash equivalents............           $  4,440     $   8,261    $  24,040     $  273,286   $  250,714

Working capital........................            5,485         7,221       42,240        338,078      391,305

Total assets..............................        12,076        17,706       79,676        468,247      602,809

Long-term obligations, excluding
  current portion and deferred income taxes..      1,901         2,074        3,465          1,900        3,029

Mandatorily redeemable preferred stock             3,492        14,454       40,404              -            -

Stockholders' equity (deficit).........             (300)       (6,662)      10,783        377,278      501,036

(1) CIENA has a 52 or 53 week fiscal year which ends on the Saturday nearest to the last day of October in each year. For purposes of financial statement presentation, each fiscal year is described as having ended on October 31. Fiscal 1994, 1995, 1997, and 1998 comprised 52 weeks and fiscal 1996 comprised 53 weeks.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       The following discussion and analysis should be read in conjunction with "Selected Supplemental Consolidated Financial Data" and the Company's supplemental consolidated financial statements and notes thereto included elsewhere in this report on Form 8-K. The information in this Form 8-K contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risk factors disclosed in the Company's annual report on Form 10-K for the fiscal year ended October 31, 1998 and risk factors contained in the SEC filings thereafter. The information presented in this report is presented as of October 31, 1998 and has not been updated or changed to reflect any events subsequent to that date, other than the acquisition of Omnia Communications, Inc.

OVERVIEW

       This Management's Discussion and Analysis of Financial Condition and Results of Operations has been restated to give retroactive effect to the Company's July 1, 1999 acquisition of Omnia Communications, Inc., ("Omnia"), Delaware corporation headquartered in Marlborough, Massachusetts, in a transaction valued at approximately $483 million. Omnia focuses on developing solutions to allow public telephone network operators to alter services cost effectively over integrated metropolitan fiberoptic access and transport networks. Under the terms of the merger agreement with Omnia, the Company acquired all of the outstanding shares and assumed stock options of Omnia in exchange for approximately 16 million shares of CIENA common stock and CIENA stock options. The transaction constituted a tax-free reorganization and has been accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16. Accordingly, all prior period consolidated financial statements presented have been restated to include the combined results of operations, financial position and cash flows of Omnia as though it had been a part of CIENA.

       CIENA Corporation designs, makes and sells open architecture, dense wave division multiplex systems for fiberoptic communications networks, including long-distance and local exchange carriers. CIENA also provides a range of engineering, furnishing and installation services for telecommunications service providers.

       Fiscal 1998 was a year of dramatic events affecting the Company. Soon after the close of the first fiscal quarter, MCIWorldCom, the Company's largest customer of fiscal 1997, surprised the Company with an announcement of a major change in purchasing practices - a change that meant materially reduced revenue for the Company. This adverse event was followed in the second quarter by the Company's successful, large scale commercial introduction of the Company's industry leading 40-channel MultiWave Sentry 4000. The third quarter included resolution of the Company's longstanding Pirelli SpA ("Pirelli") litigation, which was followed on June 3, 1998 with the announcement of a planned merger with Tellabs, Inc. In the fourth quarter, just prior to consummation of the merger, AT&T advised the Company that it would no longer consider CIENA's long distance DWDM products for deployment in AT&T's network. The planned merger with Tellabs was later terminated on September 14, 1998.

       The Company's final results for fiscal 1998, its second full year in the DWDM marketplace, show total revenues in excess of $500 million. The Company believes this represents a considerable achievement, particularly given the substantial portion of revenues derived from the sale of its now third-generation DWDM product, the MultiWave Sentry 4000. Nevertheless, the termination of the Tellabs merger represented a setback for the Company.

       The outlook for fiscal 1999 is challenging. The price discounting offered by competitors striving to catch up to the Company and acquire market share has placed pressure on gross margins and operating profitability. But market demand for high-bandwidth solutions still appears robust, and the Company believes that its product and service quality, manufacturing experience, and proven track record of delivery will enable it to endure the gross margin pressure while it concentrates on efforts to reduce product costs and maximize production efficiencies. The Company intends to continue this strategy in order to preserve and enhance market leadership and eventually build on its installed base with new and additional products. Pursuit of this strategy, in conjunction with increased investments in selling, marketing, and customer service activities, will likely limit the Company's operating profitability over at least the first half of fiscal 1999, and may result in near term operating losses.

HIGHLIGHTS OF THE FISCAL YEAR 1998

       The Company recognizes product revenue in accordance with the shipping terms specified. For transactions where the Company has yet to obtain customer acceptance, revenue is deferred until the terms of acceptance are satisfied. Revenue for installation services is recognized as the services are performed unless the terms of the supply contract combine product acceptance with installation, in which case revenues for installation services are recognized when the terms of acceptance are satisfied and installation is completed. Revenues from installation service fixed price contracts are recognized on the percentage of costs incurred to date compared to estimated total costs for each contract. Amounts received in excess of revenue recognized are recorded as deferred revenue. For distributor sales where risks of ownership have not transferred, the Company recognizes revenue when the product is shipped to the end user.

       For the fiscal year ended October 31, 1998, the Company recorded $508.1 million in revenue of which $266.9 million was from sales to Sprint. The Company increased the total number of customers for DWDM systems from five customers in fiscal 1997 to fourteen customers in fiscal 1998. Revenue from sales to WorldCom declined from approximately $184.5 million in fiscal 1997 to an amount less than 10% of the Company's total fiscal 1998 revenue. Substantially all of the revenue recognized from the sales to WorldCom occurred in the Company's first quarter ended January 31, 1998. In addition to Sprint and WorldCom, during the fiscal year ended October 31, 1998 the Company recognized revenue from Cable and Wireless; Hermes; Enron; Racal; Telia of Sweden; TD of France; DTI; GST; and, through the Company's distributor, NISSHO Electronics Corporation ("NISSHO"), sales to Teleway, Japan Telecom and to DDI. The Company also recognized an immaterial amount of revenue from one undisclosed customer.

       During December 1997 the Company acquired Astracom, an early stage telecommunications company located in Atlanta, Georgia. The employees of Astracom were immediately deployed to assist with the Company's development efforts for its MultiWave Metro product. The purchase price was approximately $13.1 million and consisted of the issuance of 169,754 shares of CIENA common stock, the payment of $2.4 million in cash, and the assumption of certain stock options. The transaction was recorded using the purchase accounting method with the purchase price representing approximately $11.4 million in goodwill and other intangibles, and approximately $1.7 million in net assets assumed. The amortization period for the intangibles, based on management's estimate of the useful life of the acquired technology, is five years.

       In February 1998 the Company acquired Alta, a Canadian corporation headquartered near Atlanta, Georgia, in a transaction valued at approximately $52.5 million. Alta provides a range of engineering, furnishing and installation services for telecommunications service providers in the areas of transport, switching and wireless communications. Under the terms of the agreement, the Company acquired all of the outstanding shares of Alta in exchange for 1,000,000 shares of CIENA common stock. The transaction constituted a tax-free reorganization and has been accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16. Accordingly, all prior period consolidated financial statements presented have been restated to include the combined results of operations, financial position and cash flows of Alta as though it had always been a part of CIENA.

       In March 1998 the Company announced an agreement to supply Bell Atlantic with DWDM optical transmission systems. The supply agreement has no minimum purchase commitments and includes the Company's MultiWave 1600,

Sentry and Firefly systems. Deployment and revenue recognition is expected in the first half of calendar 1999, subject to successful completion of ongoing testing. The Bell Atlantic DWDM deployment is expected to mark the first time a RBOC has committed to deployment of DWDM equipment.

       During April 1998 the Company acquired Terabit, a developer of optical components known as photodetectors or optical receivers. The Company believes the technology currently under development at Terabit may give it a strategic advantage over its competitors. Terabit is located in Santa Barbara, California. The purchase price was approximately $11.5 million and consisted of the issuance of 134,390 shares of CIENA common stock, the payment of $1.1 million in cash, and the assumption of certain stock options. The transaction was recorded using the purchase accounting method with the purchase price representing approximately $9.5 million in purchased research and development, $1.8 million in goodwill and other intangibles, and approximately $0.2 million in net assets assumed. The amortization period for the intangibles, based on management's estimate of the useful life of the acquired technology, is five years.

       From December 1996 until June 1998, the Company was involved in litigation with Pirelli. On June 1, 1998, the Company announced the resolution of all pending litigation with Pirelli. The terms of the settlement involved the dismissal of Pirelli's three lawsuits against the Company that were pending in Delaware, dismissal of the Company's legal proceedings against Pirelli in the United States International Trade Commission, payment to Pirelli of $30.0 million and certain running royalties, a worldwide, non-exclusive cross-license to each party's patent portfolios, and a 5-year moratorium on future litigation between the parties. The Company recorded a charge of approximately $30.6 million for the year ended October 31, 1998, relating to legal fees and the ultimate settlement to Pirelli. The payment of future royalties due to Pirelli is based upon future revenues derived from the licensed technology. The Company does not expect the future royalty payments to have a material impact on the Company's business, financial condition or results of operations.

       On June 3, 1998 the Company announced an agreement to merge with Tellabs, Inc. ("Tellabs"), a Delaware corporation headquartered in Lisle, Illinois. Tellabs designs, manufactures, markets and services voice and data transport network access systems. Under the terms of the original agreement, all outstanding shares of CIENA stock were to have been exchanged at the ratio of one share of Tellabs common stock for each share of CIENA common stock. On August 21, 1998 the Company was informed by AT&T that AT&T had decided not to pursue further evaluation of CIENA's DWDM systems. Following the impact of the AT&T announcement on the market prices of the common stock of the respective companies, the Company and Tellabs management renegotiated the terms of the merger agreement, and on August 28, 1998 announced an amendment to the original merger agreement which was approved by the respective companies' boards of directors. Under the terms of the agreement as amended, all outstanding shares of CIENA stock were to have been exchanged at the ratio of 0.8 share of Tellabs common stock for each share of CIENA common stock. Subsequent to August 28, 1998, further adverse investor reaction raised serious questions about the ultimate ability to obtain shareholder approval for the merger. An agreement to terminate the merger was announced on September 14, 1998.

       In June 1998 at the SUPERCOMM trade show in Atlanta, Georgia, the Company demonstrated its MultiWave Metro(TM) ("Metro") DWDM system for metropolitan and local access applications. Metro enables carriers to offer multi-protocol high-bandwidth services economically using their existing network infrastructure. The Metro product is expected to be commercially available by the first quarter of calendar 1999. The Company also demonstrated at the SUPERCOMM trade show a 96 channel DWDM system. The 96 channel DWDM system is expected to be commercially available during the first half of calendar 1999.

       The Company had previously announced that AT&T was evaluating a customized version of its MultiWave 1600 Sentry system. In July 1998 AT&T indicated to the Company that capacity requirements of its network had grown to such extent that the delays in final certification and approval for deployment of the Company's customized 16 channel system would make actual deployment of that system inadvisable, and that AT&T would accordingly shift to an accelerated evaluation of commercially available, higher channel count systems. The Company believed AT&T would evaluate the Company's MultiWave(R) 4000 system positively in this context, particularly because the Company believes it is the only manufacturer in the world with operational 40 channel systems ready for prompt delivery on an "off-the-shelf" basis in substantial manufacturing volumes. However, on August 21, 1998 the Company was informed by AT&T that AT&T had decided not to pursue further evaluation of CIENA's DWDM systems.

       During the first quarter of 1998 the Company continued its effort to expand its manufacturing capabilities by leasing an additional facility of approximately 35,000 square feet located in the Linthicum, Maryland area. This facility is used for manufacturing and customer service activities. In April 1998 the Company leased an additional manufacturing facility in the Linthicum area of approximately 57,000 square feet. With the addition of this new facility the Company has a total of four facilities with approximately 210,000 square feet that can be used for manufacturing operations. In April 1998 the Company completed the transfer of its principal executive, sales, and marketing functions located in Linthicum in a portion of its 96,000 square foot facility to an approximately 68,000 square foot facility also located in Linthicum. During the third quarter of 1998, the Company completed the process of renovating the vacated portions of the 96,000 square foot facility for the purpose of accommodating expanding research and development functions.

       As of October 31, 1998 the Company and its subsidiaries employed approximately 1,476 persons, which was an increase of 635 persons over the approximate 841 employed on October 31, 1997.

RESULTS OF OPERATIONS

FISCAL YEARS ENDED 1996, 1997 AND 1998

       REVENUE. The Company recognized $508.1 million, $413.2 million and $88.5 million in revenue for the years ended October 31, 1998, 1997 and 1996, respectively. Sales to Sprint accounted for $266.9 million (52.5%), $179.4 million (43.4%) and $54.8 million (62.0%), of the Company's revenue during fiscal 1998, 1997 and 1996, respectively. While WorldCom accounted for $184.5 million (44.7%) of the Company's revenue during fiscal 1997, it was not a significant contributor to fiscal 1998 revenues. There were no other customers who accounted for 10% or more of the Company's revenues during fiscal 1998, 1997 and 1996. Revenue derived from foreign sales accounted for approximately 23.0%, 2.8%, and 4.0% of the Company's revenues during fiscal 1998, 1997 and 1996, respectively.

       The Company expects Sprint's purchases in fiscal 1999 to be focused primarily on filling out installed systems with additional channel cards and therefore substantially below the purchasing volume in either of the last two years. The Company also expects the percentage of fiscal 1999 revenue derived from foreign sales to increase relative to fiscal 1998. Based on overall new bid activity as well as expected deployment plans of existing customers, the Company believes revenue growth in fiscal 1999 over fiscal 1998 is possible, but will be highly dependent on winning new bids for shipments from new and existing customers during the year. Competition of new bids is intense, and there is no assurance the Company will be successful in winning enough new bids and new customers to achieve year over year sequential growth.

       The Company began shipping MultiWave 1600 systems for field testing in May 1996 with customer acceptance by Sprint occurring in July 1996. For fiscal years 1996 and 1997 all of the Company's DWDM system revenues were derived from the MultiWave 1600 product. During fiscal 1998 the Company began shipments of and recognized revenues from sales of MultiWave Sentry 1600, MultiWave Firefly, and MultiWave Sentry 4000 systems. The amount of revenue recognized from MultiWave 1600 sales declined in fiscal 1998 as compared to fiscal 1997. This decline in MultiWave 1600 sales in fiscal 1998 was offset by revenue recognized from sales of MultiWave Sentry 1600, MultiWave Firefly, and MultiWave Sentry 4000 systems.

       GROSS PROFIT. Cost of goods sold consists of component costs, direct compensation costs, warranty and other contractual obligations, royalties, license fees, inventory obsolescence costs and overhead related to the Company's manufacturing and engineering, furnishing and installation operations. Gross profit was $252.1 million, $246.7 million and $41.1 million for fiscal years 1998, 1997, and 1996, respectively. Gross margin was 49.6%, 59.7%, and 46.5% for fiscal 1998, 1997, and 1996, respectively. The increase in gross profit from fiscal 1997 to fiscal 1998 was attributable to increased revenues. The decrease in gross margin percentage from fiscal 1997 to fiscal 1998 was largely attributable to lower selling prices. The increase in gross margin percentage from fiscal 1996 to fiscal 1997 was primarily the result of a change in product mix from revenues largely derived from lower margin engineering, furnishing and installation sales to higher margin MultiWave product sales. This year to year increase was also attributable to fixed overhead costs being allocated over a larger revenue base, an improvement in manufacturing efficiencies, and reductions in component costs.

       The Company's gross margins may be affected by a number of factors, including continued competitive market pricing, lower manufacturing volumes and efficiencies and fluctuations in component costs. During fiscal 1999, the

Company expects to face continued pressure on gross margins, primarily as a result of substantial price discounting by competitors seeking to acquire market share.

       RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses were $73.8 million, $23.8 million, and $8.9 million for fiscal 1998, 1997, and 1996, respectively. The approximate $50.0 million or 210% increase from fiscal 1997 to 1998 and the approximate $14.9 million or 167% increase from fiscal 1996 to fiscal 1997 in research and development expenses related to increased staffing levels, purchases of materials used in development of new or enhanced product prototypes, and outside consulting services in support of certain developments and design efforts. During fiscal 1998, 1997, and 1996 research and development expenses were 14.5%, 5.8%, and 10.1% of revenue, respectively. The Company expects that its research and development expenditures will continue to increase moderately in absolute dollars and perhaps as a percentage of revenue during fiscal 1999 to support the continued development of the various DWDM products, the exploration of new or complementary technologies, and the pursuit of various cost reduction strategies. The Company has expensed research and development costs as incurred.

       SELLING AND MARKETING EXPENSES. Selling and marketing expenses were $47.3 million, $22.6 million, and $5.6 million for fiscal 1998, 1997, and 1996, respectively. The approximate $24.7 million or 109% increase from fiscal 1997 to 1998 and the approximate $17.0 million or 301% increase from fiscal 1996 to fiscal 1997 in selling and marketing expenses was primarily the result of increased staffing levels in the areas of sales, technical assistance and field support, and increases in commissions earned, trade show participation and promotional costs. During fiscal 1998, 1997, and 1996 selling and marketing expenses were 9.3%, 5.5%, and 6.4% of revenue, respectively. The Company anticipates that its selling and marketing expenses may increase in absolute dollars and perhaps as a percentage of revenue during fiscal 1999 as additional personnel are hired and additional offices are opened to allow the Company to pursue new customers and market opportunities. The Company also expects the portion of selling and marketing expenses attributable to technical assistance and field support, specifically in Europe and Asia, will increase as the Company's installed base of operational MultiWave systems increases.

       GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $19.3 million, $12.0 million, and $6.4 million for fiscal 1998, 1997, and 1996, respectively. The approximate $7.3 million or 61.1% increase from fiscal 1997 to 1998 and the approximate $5.6 million or 46.3% increase from fiscal 1996 to fiscal 1997 in general and administrative expenses was primarily the result of increased staffing levels and outside consulting services. During fiscal 1998, 1997 and 1996, general and administrative expenses were 3.8%, 2.9%, and 7.3% of revenue, respectively. The Company believes that its general and administrative expenses will moderately increase in absolute dollars and perhaps as a percentage of revenue during fiscal 1999 as a result of the expansion of the Company's administrative staff required to support its expanding operations.

       PURCHASED RESEARCH AND DEVELOPMENT. Purchased research and development costs were $9.5 million for the fiscal year 1998. These costs were for the purchase of technology and related assets associated with the acquisition of Terabit during the second quarter of fiscal 1998.

       PIRELLI LITIGATION. The Pirelli litigation costs of $30.6 million in fiscal 1998 were attributable to a $30.0 million payment made to Pirelli during the third quarter of 1998 and to additional other legal and related costs incurred in connection with the settlement of this litigation. The Pirelli litigation expense in fiscal 1997 was primarily the result of a $7.5 million charge for actual and estimated legal and related costs associated with the litigation.

       COSTS OF PROPOSED MERGER. The costs of the proposed merger for fiscal 1998 were costs related to the contemplated merger between the Company and Tellabs. These costs include approximately $1.2 million in Securities and Exchange Commission filing fees and approximately $1.3 million in legal, accounting, and other related expenses.

       OPERATING PROFIT. The Company's operating profit for fiscal 1998, 1997 and 1996 was $69.1 million or 13.6% of revenue, $180.9 million or 43.8% and $20.2 million or 22.8%, respectively. Excluding charges for purchased research and development, Pirelli litigation and costs from the proposed Tellabs merger in fiscal 1998 operating profit was $111.7 million or 22.0% of revenue and excluding Pirelli litigation costs in fiscal 1997 operating profit was $188.4 million or 45.6%. The decrease in operating profit and operating margin from fiscal 1997 to fiscal 1998 was due to increased competitive pricing pressures causing a reduction in gross profit margin and increased operating expenses from investments in operating infrastructure. The year to year increases in operating profits from fiscal 1996 to fiscal 1997 was primarily due to the comparable increases in revenues and gross profits derived from the Company's MultiWave systems. If the Company is unable to convert fiscal 1998 investments in operating infrastructure into significant revenue generating relationships, the Company's business, financial condition and results of operations could be materially and adversely affected.

       OTHER INCOME (EXPENSE), NET. Other income (expense), net, consists of interest income earned on the Company's cash, cash equivalents and marketable debt securities, net of interest expense associated with the Company's debt obligations. Other income (expense), net, was $12.8 million, $7.2 million, and $0.7 million for fiscal 1998, 1997, and 1996, respectively. The year to year increase in other income (expense), net, was primarily the result of the investment of the net proceeds of the Company's stock offerings and net earnings.

       PROVISION FOR INCOME TAXES. During fiscal 1996, the Company received product acceptance from its initial customer and commenced profitable operations, at which time the Company reversed its previously established deferred tax valuation allowance. The provision for income taxes for fiscal 1996 of $3.6 million is net of a tax benefit of approximately $4.6 million related to the reversal of the deferred tax valuation allowance. The Company's provision for income taxes was 38.5% of pre-tax earnings, or $72.5 million for fiscal 1997 and was 44.2% of pre-tax earnings, or $36.2 million for fiscal 1998. The increase in the tax rate from fiscal 1997 to fiscal 1998 was primarily the result of charges for purchased research and development expenses recorded in fiscal 1998 and an adjustment to the estimated prior year state income tax liability associated with Alta operations. Purchased research and development charges are not deductible for tax purposes. Exclusive of the effect of these charges, the Company's provision for income taxes was 38.6% of income before income taxes in fiscal 1998.

QUARTERLY RESULTS OF OPERATIONS

       The tables below set forth the operating results and percentage of revenue represented by certain items in the Company's statements of operations for each of the eight quarters in the period ended October 31, 1998. This information is unaudited, but in the opinion of the Company reflects all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of such information in accordance with generally accepted accounting principles. The results for any quarter are not necessarily indicative of results for any future period.


                                      Jan. 31,    April 30,   Jul. 31,    Oct. 31,   Jan. 31,   April 30,   Jul. 31,    Oct. 31,
                                       1997         1997        1997        1997       1998       1998       1998         1998
                                     ---------   ---------   ---------   ---------  ---------  ---------  ----------  -----------
Revenue.............................  $ 63,673    $ 97,603    $121,845    $130,094   $145,092   $142,718    $129,116     $91,161
Cost of goods sold..................    28,253      40,400      47,569      50,250     58,980     63,915      70,431      62,688
                                     ---------   ---------   ---------   ---------  ---------  ---------  ----------  -----------
    Gross profit....................    35,420      57,203      74,276      79,844     86,112     78,803      58,685      28,473
                                     ---------   ---------   ---------   ---------  ---------  ---------  ----------  -----------
Operating expenses:
    Research and development........     3,050       4,699       7,245       8,779     11,245     17,986      21,965      22,560
    Selling and marketing...........     3,070       4,946       6,722       7,889      9,975     11,107      12,937      13,324
    General and administrative......     2,003       2,797       3,241       3,924      3,984      4,757       4,186       6,347
    Purchased research & development     -           -           -           -          -          9,503       -           -
    Pirelli litigation..............     5,000       -           -           2,500      -         10,000      20,579       -
    Cost of proposed merger.........     -           -           -           -          -          -           2,017         531
                                     ---------   ---------   ---------   ---------  ---------  ---------  ----------  -----------
Total operating expenses............    13,123      12,442      17,208      23,092     25,204     53,353      61,684      42,762
                                     ---------   ---------   ---------   ---------  ---------  ---------  ----------  -----------
Income (loss) from operations.......    22,297      44,761      57,068      56,752     60,908     25,450      (2,999)     (14,289)
Other income (expense), net.........       302       1,846       1,426       3,604      3,697      3,350       2,769        3,014
                                     ---------   ---------   ---------   ---------  ---------  ---------  ----------  -----------
Income (loss) before income taxes...    22,599      46,607      58,494      60,356     64,605     28,800        (230)     (11,275)
Provision (benefit) for income taxes     8,744      18,127      22,770      22,847     25,710     14,607          20       (4,137)
                                     ---------   ---------   ---------   ---------  ---------  ---------  ----------  -----------
Net income (loss)...................  $ 13,855    $ 28,480   $  35,724    $ 37,509  $  38,895  $  14,193  $     (250) $    (7,138)
                                     =========   =========   =========   =========  =========  =========  ==========  ===========
Basic net income (loss) per common
share...............................  $   0.97    $   0.31   $    0.36    $   0.37  $    0.37  $    0.13  $    (0.00) $     (0.06)
                                     =========   =========   =========   =========  =========  =========  ==========  ===========
Diluted net income (loss) per
common share and dilutive potential
common share........................  $   0.14    $   0.27   $    0.34    $   0.35  $    0.33   $   0.12  $   ( 0.00) $     (0.06)
                                     =========   =========   =========   =========  =========  =========  ==========  ===========
Weighted average basic common
share...............................    14,216      92,644      98,247     100,209    106,405    112,302     121,820      128,384
                                     =========   =========   =========   =========  =========  =========  ==========  ===========
Weighted average basic common and
   dilutive potential common share..   100,425     105,456     106,522     107,802    116,875    122,483     121,820      128,384
                                     =========   =========   =========   =========  =========  =========  ==========  ===========


                                     Jan. 31,     Apr. 30,     Jul. 31,      Oct. 31,     Jan. 31,  Apr. 30,    Jul. 31   Oct. 31,
                                       1997         1997         1997          1997        1998      1998        1998       1998
                                    -----------   ----------   ----------   ---------   --------- --------   ---------   --------
Revenue..........................        100.0%       100.0%       100.0%      100.0%     100.0%    100.0%      100.0%    100.0%
Cost of goods sold...............         44.4         41.4         39.0        38.6       40.7      44.8        54.5      68.8
                                    -----------   ----------   ----------   ---------   --------  --------   ---------   --------
      Gross profit...............         55.6         58.6         61.0        61.4       59.3      55.2        45.5      31.2
Operating expenses:
      Research and development...          4.8          4.8          6.0         6.8        7.8      12.6        17.0      24.7
      Selling and marketing......          4.8          5.0          5.5         6.1        6.9       7.8        10.0      14.6
      General and administrative.          3.1          2.9          2.7         3.0        2.7       3.3         3.3       7.0
      Purchased research &
      development................            -            -            -           -          -       6.7           -         -
      Pirelli litigation.........          7.9            -            -         1.9          -       7.0        15.9         -
      Cost of proposed merger....            -            -            -           -          -         -         1.6       0.6
                                    -----------   ----------   ----------   ---------   --------  --------   ---------   --------
Total operating expenses.........         20.6         12.7         14.2        17.8       17.4      37.4        47.8      46.9
                                    -----------   ----------   ----------   ---------   --------  --------   --------    --------
Income (loss) from operations....         35.0         45.9         46.8        43.6       41.9      17.8        (2.3)    (15.7)
Other income (expense), net......          0.5          1.9          1.2         2.8        2.6       2.3         2.1       3.3
                                    -----------   ----------   ----------   ---------   --------  --------   ---------   --------
Income (loss) before income
taxes..............                       35.5         47.8         48.0        46.4       44.5      20.1        (0.2)    (12.4)
Provision (benefit) for income
taxes............                         13.7         18.6         18.7        17.6       17.7      10.2           -      (4.6)
                                    -----------   ----------   ----------   ---------   --------  --------   ---------   --------
Net income (loss)................         21.8%        29.2%        29.3%       28.8%      26.8%      9.9%       (0.2)%    (7.8)%
                                    ===========   ==========   ==========   =========   ========  ========   =========   ========

       The Company's quarterly operating results have varied and are expected to vary significantly in the future. The Company's detailed discussion of risk factors addresses the many factors that have caused such variation in the past, and may cause similar variations in the future. See "Risk Factors". In addition to those factors, in fiscal 1998, the distraction attendant to the aborted Tellabs merger had a significant, though difficult to quantify impact on the Company's operations in the third and fourth quarter. But apart from the distraction factor, the Company believes the single most significant trend affecting the Company's financial performance is the material effect of very aggressive price discounting by competitors seeking to acquire market share in the increasingly important market for high-capacity solutions. The Company chose in the face of this pressure to continue to build market share in fiscal 1998 at the cost of declining margins. The Company intends to continue this strategy in order to preserve and enhance its market leadership and eventually build on its installed base with new and additional products. Pursuit of this strategy, in conjunction with increased investments in selling, marketing, and customer service activities, will likely limit the Company's operating profitability over at least the first half of fiscal 1999, and may result in near term operating losses.

LIQUIDITY AND CAPITAL RESOURCES

       The Company financed its operations and capital expenditures from inception through fiscal 1996 principally through the sale of Convertible Preferred Stock for proceeds totaling $40.7 million and capital lease financing totaling $4.1 million. The Company completed its initial public offering of Common Stock in February 1997 and realized net proceeds of approximately $121.8 million with an additional $0.6 million received from the exercise of certain outstanding warrants. In July 1997, the Company completed a public offering of Common Stock and realized net proceeds of approximately $52.2 million. During fiscal 1997 and fiscal 1998 the Company also realized approximately $53.1 million and $22.6 million in tax benefits from the exercise of stock options and certain stock warrants, respectively. Also during fiscal 1997 and fiscal 1998 the Company received approximately $5.2 million and $12.8 million, respectively, from issuance of stock associated with the initial capitalization of Omnia. During fiscal 1998 the Company received approximately $15.5 million from the issuance of stock associated with the initial capitalization of Lightera. As of October 31, 1998, the Company had $250.7 million in cash and cash equivalents and $16.0 million in corporate debt securities with contractual maturities of six months or less.

       The Company's operating activities used cash of $1.2 million in fiscal 1996, and provided cash of $84.7 million and $26.2 million for fiscal 1997 and 1998, respectively. The cash used in operations in fiscal 1996 was accounted for primarily by the Company's research and development activities relating to its early development of the MultiWave system. Cash provided by operations in fiscal 1997 and 1998 was principally attributable to net income adjusted for the non-cash charges of depreciation, amortization, provisions for inventory obsolescence and warranty, increases in accounts payable, and accrued expenses; offset by increases in accounts receivable and inventories due to increased revenue and to the general increase in business activity.

       Cash used in investing activities in fiscal 1996, 1997 and 1998 was $11.6 million, $67.0 million and $107.0 million, respectively. Included in investment activities were capital equipment expenditures in fiscal 1996, 1997 and 1998 of $9.9 million, $52.1 million and $77.8 million, respectively. These capital equipment expenditures were primarily for test, manufacturing and computer equipment. The Company expects additional capital equipment expenditures of approximately $50.0 million to be made during fiscal 1999 to support selling and marketing, manufacturing and product development activities. In addition, since its inception the Company's investing activities have included the use of $28.3 million for the construction of leasehold improvements and the Company expects to use an additional $3.0 million of capital during fiscal 1999 in the construction of leasehold improvements for its facilities.

       The Company believes that its existing cash balance and cash flows expected from future operations will be sufficient to meet the Company's capital requirements for at least the next 18 to 24 months.

EFFECTS OF RECENT ACCOUNTING PRONOUNCEMENTS

       In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 (SFAS No. 130), "Comprehensive Income". SFAS No. 130 becomes effective for the Company's fiscal year 1999 and requires reclassification of earlier financial statements for comparative purposes. SFAS No. 130 requires that changes in the amounts of certain items, including foreign currency translation adjustments and gains and losses on certain securities be shown in the financial statements. SFAS No. 130 does not require a specific format for the financial statement in which comprehensive income is reported, but does require that an amount representing total comprehensive income be reported in that statement. The Company believes the adoption of SFAS No. 130 will not have a material effect on the consolidated financial statements.

       In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 (SFAS No. 131), "Disclosures about Segments of an Enterprise and Related Information". This Statement will change the way public companies report information about segments of their business in annual financial statements and requires them to report selected segment information in their quarterly reports issued to stockholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues, and its major customers. The Statement is effective for the Company's fiscal year 1999. The Company believes the adoption of SFAS No. 131 will not have a material effect on the consolidated financial statements.

       In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS No. 133), "Accounting for Derivative Instruments and Hedging Activities". This Statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for the Company's fiscal year ending October 31, 2000. The Company believes the adoption of SFAS No. 133 will not have a material effect on the consolidated financial statements.

YEAR  2000 READINESS

       Many computer systems were not designed to handle any dates beyond the year 1999; accordingly, affected hardware and software will need to be modified prior to the year 2000 in order to remain functional. The Company's operations make use of a variety of computer equipment and software. If the computer equipment and software used in the operation of the Company do not correctly recognize date information when the year changes to 2000, there could be an adverse impact on the Company's operations.

       The Company has taken actions to understand the nature and extent of work required, if any, to make its systems, products and infrastructure Year 2000 compliant. Based on internal testing performed to date and completed by the Company, the Company currently believes and warrants to its customers that its products are Year 2000 compliant. However, since all customer situations cannot be anticipated, particularly those involving interaction of the Company's products with third party products, the Company may see an increase in warranty and other claims as a result of the Year 2000 transition. The impact of customer claims, if broader than anticipated, could have a material adverse impact on the Company's results of operations or financial condition.

       The Company is currently in the process of conducting a comprehensive inventory and evaluation of both information technology ("IT") or software systems and non-IT systems used to run its systems. Non-IT systems typically include embedded technology such as microcontrollers. Examples of the Company's Non-IT systems include certain equipment used for production, research, testing and measurement processes and calibration. As of December 1998 the Company had assessed approximately 80% of the IT and non-IT systems used in its operations with an insignificant amount of those systems having been identified as Year 2000 non-compliant. The Company has begun the process of upgrading or replacing those identified non-compliant systems with completion expected during fiscal 1999. For the Year 2000 non-compliance systems identified to date, the cost of remediation is not considered to be material to the Company's financial condition or operating results. However, if implementation of replacement systems is delayed, or if significant new noncompliance issues are identified, the Company's results of operations or financial condition may be materially adversely affected.

       The Company changed its main financial, manufacturing and information system to a company-wide Year 2000 compliant enterprise resource planning ("ERP") computer-based system during the fourth quarter of fiscal 1998. The Company estimates that it has spent approximately $4.0 million on its ERP implementation and estimates that it will likely spend $50,000 to $100,000 to address identified Year 2000 issues. The Company expects that it will use cash from operations for Year 2000 remediation and replacement costs. Approximately less than 2% of the information technology budget is expected to be used for remediation. No other information technology projects have been deferred due to the Year 2000 efforts. To date, the Company has not yet employed an independent verification and validation process to assure the reliability of its risk and cost estimates.

       The Company is also in the process of contacting its critical suppliers to determine that suppliers' operations and the products and services they provide are Year 2000 compliant. To date, the Company's optical suppliers have represented that they are Year 2000 compliant or are in the process of becoming compliant by December 31, 1999. If these suppliers fail to adequately address the Year 2000 issue for the products they provide to the Company, this could have a material adverse impact on the Company's operations and financial results.

       Contingency plans will be developed if it appears the Company or its key suppliers will not be Year 2000 compliant, and such noncompliance is expected to have a material adverse impact on the Company's operations.

AUDITED SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

       The following is an index to the audited supplemental consolidated financial statements and supplementary data :

                                                                                                        PAGE

                                                                                                        NUMBER
                                                                                                        ------
       Report of Independent Accountants.......................................................         14
       Supplemental Consolidated Balance Sheets................................................         15
       Supplemental Consolidated Statements of Operations......................................         16
       Supplemental Consolidated Statements of Changes in Stockholders' Equity ................         17
       Supplemental Consolidated Statements of Cash Flows......................................         18
       Notes to Supplemental Consolidated Financial Statements.................................         19

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of CIENA Corporation

In our opinion, the accompanying supplemental consolidated balance sheets and the related supplemental consolidated statements of operations, of cash flows and of changes in stockholders' equity (deficit) present fairly, in all material respects, the financial position of CIENA Corporation and subsidiaries at October 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As described in Note 2, on July 1, 1999 CIENA Corporation merged with Omnia Communications, Inc., in a transaction accounted for as a pooling of interests. The accompanying supplemental consolidated financial statements give retroactive effect to the merger of CIENA Corporation and Omnia Communications, Inc. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of CIENA Corporation and subsidiaries after the financial statements covering the date of consummation of the business combination are issued.

/s/ PRICEWATERHOUSECOOPERS

PricewaterhouseCoopers LLP
McLean, VA
November 25, 1998, except as to
Note 2 "Lightera" and "Omnia", which are as of July 20, 1999


                                CIENA CORPORATION
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                         October 31,

                                                                                           ---------------------------------------
                                                                                                  1997                 1998
                                                                                           --------------------  -----------------

                                          ASSETS

Current assets:
   Cash and cash equivalents............................................................        $      273,286      $     250,714
   Marketable debt securities...........................................................                     -             15,993
   Accounts receivable (net of allowance of $722 and $1,528)............................                72,336             85,472
   Inventories, net.....................................................................                41,109             70,908
   Deferred income taxes................................................................                 9,139             16,421
   Prepaid income taxes.................................................................                     -             11,688
   Prepaid expenses and other...........................................................                 3,110              4,728
                                                                                           --------------------  -----------------
      Total current
      assets............................................................................               398,980            455,924
Equipment, furniture and fixtures, net..................................................                67,823            125,767
Goodwill and other intangible assets, net...............................................                     5             16,270
Other assets............................................................................                 1,439              4,848
                                                                                           --------------------  -----------------
   Total assets.........................................................................        $      468,247      $     602,809
                                                                                           ====================  =================

                           LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

   Accounts payable.....................................................................      $        25,057      $      27,893
   Accrued liabilities..................................................................               32,022             34,437
   Income taxes payable.................................................................                   46                  -
   Deferred revenue.....................................................................                2,591              1,084
   Other current obligations............................................................                1,186              1,205
                                                                                           --------------------  -----------------
      Total current liabilities.........................................................               60,902             64,619
   Deferred income taxes................................................................               28,167             34,125
   Other long-term obligations..........................................................                1,900              3,029
                                                                                           --------------------  -----------------
      Total liabilities.................................................................               90,969            101,773
                                                                                           --------------------  -----------------
Commitments and contingencies...........................................................                    -                  -
Stockholders' equity:
   Preferred stock - par value $.01; 20,000,000 shares authorized; zero shares
     issued and outstanding.............................................................                    -                  -
   Common stock - par value $.01; 360,000,000 shares authorized;
      109,699,270 and 134,605,491 shares issued and outstanding.........................                1,097              1,346
   Additional paid-in capital...........................................................              250,392            328,821
   Notes receivable from stockholders...................................................                  (68)              (586)
   Cumulative translation adjustment....................................................                   (5)              (107)
   Retained earnings....................................................................              125,862            171,562
                                                                                           --------------------  -----------------
      Total stockholders' equity........................................................              377,278            501,036
                                                                                           --------------------  -----------------
   Total liabilities and stockholders' equity...........................................       $      468,247      $     602,809
                                                                                           ====================  =================

               The accompanying notes are an integral part of these supplemental consolidated financial statements.


                                CIENA CORPORATION
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                    Year Ended October 31,
                                                                        1996                  1997                1998
                                                                  ------------------    -----------------    ----------------
Revenue........................................................          $  88,463        $     413,215       $     508,087
Cost of goods sold.............................................             47,315              166,472             256,014
                                                                  ------------------    -----------------    ----------------
       Gross profit............................................             41,148              246,743             252,073
                                                                  ------------------    -----------------    ----------------
Operating expenses:

       Research and development................................             8,922               23,773               73,756
       Selling and marketing...................................             5,641               22,627               47,343
       General and administrative..............................             6,422               11,965               19,274
       Purchased research and development......................                 -                    -                9,503
       Pirelli litigation......................................                 -                7,500               30,579
       Cost of proposed merger.................................                 -                    -                2,548
              Total operating expenses.........................            20,985               65,865              183,003
                                                                  ------------------    -----------------    ----------------
Income from operations.........................................            20,163              180,878               69,070
                                                                  ------------------    -----------------    ----------------
Interest and other income (expense), net.......................             1,096                7,586               13,143
Interest expense...............................................              (443)                (408)                (313)
                                                                  ------------------    -----------------    ----------------
Income before income taxes.....................................            20,816              188,056               81,900
Provision for income taxes.....................................             3,553               72,488               36,200
                                                                  ------------------    -----------------    ----------------
Net income ....................................................          $ 17,263         $    115,568        $      45,700
                                                                  ==================    =================    ================
Basic net income per common share..............................          $   1.25         $       1.52        $        0.39
                                                                  ==================    =================    ================
Diluted net income per common share and
       dilutive potential common share.........................          $   0.19         $       1.10        $        0.36
                                                                  ==================    =================    ================
Weighted average basic common shares outstanding...............            13,817               75,964              117,990
                                                                  ==================    =================    ================
Weighted average basic common and dilutive
       potential common shares outstanding.....................            92,407              104,843              127,894
                                                                  ==================    =================    ================

            The accompanying notes are an integral part of these supplemental consolidated financial statements.


--------------------------------------------------------------------------------

                               CIENA CORPORATION
       SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS'
                               EQUITY (DEFICIT)
                            (DOLLARS IN THOUSANDS)


                                                                            NOTES                                        TOTAL
                                       COMMON STOCK         ADDITIONAL   RECEIVABLE      CUMULATIVE       RETAINED   STOCKHOLDERS'
                             ----------------------------    PAID-IN-       FROM         TRANSLATION      EARNINGS      EQUITY
                                 SHARES          AMOUNT      CAPITAL     STOCKHOLDERS     ADJUSTMENT      (DEFICIT)    (DEFICIT)
                             --------------- ------------  ------------- -------------- -------------- ------------ --------------
BALANCE AT OCTOBER 31, 1995..   12,935,415    $     129     $      178     $        -     $       -    $   (6,969)   $    (6,662)
Exercise of warrants.........      676,425            7              -              -             -             -              7
Exercise of stock options....      579,745            6             71           (60)             -             -             17
Compensation cost of stock
options......................            -            -              2              -             -             -              2
Issuance of warrant for
  settlement of certain
equity rights................            -            -            156              -             -             -            156
Net income...................            -            -              -              -             -        17,263         17,263
                               --------------- -----------  ------------- -------------- ------------- ------------  ------------
BALANCE OF OCTOBER 31, 1996..    14,191,585          142            407           (60)            -        10,294         10,783
Exercise of warrants.........       666,086            7              -              -            -             -              7
Exercise of stock
options......................     3,612,182           36            859           (73)            -             -            822
Compensation cost of stock
options......................             -            -             85              -            -             -             85
Issuance of common stock, net
  of issuance costs..........    16,413,677          164        179,076            (4)            -             -        179,236
Conversion of Preferred
Stock........................    74,815,740          748         40,256              -            -             -         41,004
Tax benefit from the
exercise of stock options....             -            -         29,709              -            -             -         29,709
Repayment of receivables
  from stockholders..........             -            -              -             69            -             -             69
Translation adjustment.......             -            -              -              -          (5)             -             (5)
Net income...................             -            -              -              -            -       115,568        115,568
                              --------------- ------------  ------------- -------------- ------------- ------------  ------------
BALANCE AT OCTOBER 31, 1997..   109,699,270        1,097        250,392           (68)           (5)      125,862        377,278
Exercise of stock options....     2,647,907           26          6,215          (392)             -            -          5,849
Compensation cost of stock
options......................             -            -             54              -             -            -             54
Issuance of common stock,
  net of issuance costs......    21,954,170          220         28,474          (225)             -            -         28,469
Tax benefit from the
  exercise of stock options..             -            -         22,634              -             -            -         22,634
Repayment of receivables
  from stockholders..........             -            -              -             99             -            -             99
Translation adjustment.......             -            -              -              -         (102)            -           (102)
Purchase acquisitions,  net
    of transaction costs.....       304,144            3         20,817              -             -            -         20,820
Issuance of warrants for
    technology rights........             -            -            235              -             -            -            235
Net income...................             -            -              -              -             -       45,700         45,700
                              --------------- ------------  ------------- -------------- ------------- ------------  ------------
BALANCE AT OCTOBER 31, 1998..   134,605,491   $    1,346      $ 328,821    $      (586)  $      (107)   $ 171,562     $  501,036
                              =============== ============= ============= =============  ============ ============= ==============


The accompanying notes are an integral part of these supplemental consolidated financial statements.

                                CIENA CORPORATION
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                               YEAR ENDED OCTOBER 31,
                                                                                 ---------------------------------------------
                                                                                    1996              1997             1998
                                                                                 ------------    -------------     -----------


Cash flows from operating activities:
  Net income.................................................................   $     17,263     $    115,568    $      45,700
  Adjustments to reconcile net income to net cash
    (used in) provided by operating activities:
    Non-cash charges from equity transactions................................            158               85              289
    Amortization of premiums on marketable debt securities...................              -                -              464
    Effect of translation adjustment.........................................              -               (5)            (102)
    Purchased research and development.......................................              -                -            9,503
    Write down of leasehold improvements and equipment.......................            883              923            1,605
    Depreciation and amortization............................................          1,082           10,256           33,623
    Provision for doubtful accounts..........................................             76              489              806
    Provision for inventory excess and obsolescence..........................          1,937            7,585            9,617
    Provision for warranty and other contractual obligations.................          1,584           11,866           10,523
    Changes in assets and liabilities:
        Increase in accounts receivable......................................        (20,601)         (46,309)         (13,707)
        Increase in inventories..............................................        (15,165)         (35,466)         (39,416)
        Increase in deferred income tax assets...............................         (1,834)          (7,305)          (7,282)
        Increase in prepaid income taxes.....................................              -                -          (11,688)
        Increase in prepaid expenses and other assets........................         (1,009)          (2,468)         (11,847)
        Increase (decrease) in accounts payable and accrued expenses.........          7,259           30,608           (6,288)
        Increase (decrease) in income taxes payable..........................          3,801           (3,916)             (46)
        Increase in deferred income tax liabilities..........................              -            4,793            5,958
        Increase (decrease) in deferred revenue and other obligations........          3,386           (2,007)          (1,507)
                                                                                ------------     -------------   --------------
    Net cash (used in) provided by operating activities......................         (1,180)          84,697           26,205
                                                                                -------------    -------------   --------------
Cash flows from investing activities:
    Additions to equipment, furniture and fixtures...........................        (11,558)         (67,030)         (88,913)
    Purchase of marketable debt securities...................................              -                -          (93,869)
    Maturities of marketable debt securities.................................              -                -           77,876
    Net cash paid for business combinations..................................              -                -           (2,070)
                                                                                -------------    -------------   --------------
        Net cash used in investing activities................................        (11,558)         (67,030)        (106,976)
                                                                                -------------    -------------   --------------
Cash flows from financing activities:
    Net proceeds from (repayment of) other obligations.......................          2,543           (2,238)           1,148
    Net proceeds from issuance of or subscription to
        mandatorily redeemable preferred stock...............................         25,950                -                -
    Net proceeds from issuance of common stock...............................             24          180,665           34,318
    Tax benefit related to exercise of stock options and warrants............              -           53,083           22,634
    Repayment of notes receivable from stockholders..........................              -               69               99
                                                                                -------------    -------------   --------------
        Net cash provided by financing activities............................         28,517          231,579           58,199
                                                                                -------------    -------------   --------------
        Net increase (decrease) in cash and cash equivalents.................         15,779          249,246          (22,572)
Cash and cash equivalents at beginning of period.............................          8,261           24,040          273,286
                                                                                -------------    -------------   --------------
Cash and cash equivalents at end of period...................................   $     24,040     $    273,286      $   250,714
                                                                                =============    =============   ==============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
        Interest.............................................................   $        419     $        405      $       265
                                                                                =============    =============   ==============
        Income taxes.........................................................   $      1,830     $     27,455      $    30,203
                                                                                =============    =============   ==============
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
   Issuance of common stock for notes receivable from stockholders...........   $         60     $         77      $       638
                                                                                =============    =============   ==============

                   The accompanying notes are an integral part of these supplemental consolidated financial statements.

                                CIENA CORPORATION

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

(1) THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business

       CIENA Corporation (the "Company" or "CIENA") designs, manufactures and sells open architecture, dense wavelength division multiplexing ("DWDM") systems for fiberoptic communications networks, including long-distance and local exchange carriers. CIENA also provides a range of engineering, furnishing and installation services for telecommunications service providers.

Principles of Consolidation

       The Company completed a merger with Omnia Communications, Inc. ("Omnia") a U.S. company headquartered in Marlborough, Massachusetts in July 1999. The transaction constituted a tax-free reorganization and has been accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16. Accordingly, all prior period consolidated financial statements presented have been restated to include the combined results of operations, financial position and cash flows of Omnia as though it had been a part of CIENA.

       During March 1999 the Company completed a merger with Lightera Networks, Inc. ("Lightera") a U.S. company headquartered in Cupertino, California. The transaction constituted a tax-free reorganization and has been accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16. Accordingly, all prior period consolidated financial statements presented have been restated to include the combined results of operations, financial position and cash flows of Lightera as though it had been a part of CIENA.

       During the fiscal year ended October 31, 1998, the Company completed a merger with ATI Telecom International Ltd., ("Alta"). The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16. Accordingly, all prior period consolidated financial statements presented have been restated to include the combined results of operations, financial position and cash flows of Alta as though it had been a part of CIENA. The Company has ten wholly owned U.S. and international subsidiaries which have been consolidated in the accompanying financial statements. The accompanying supplemental consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation. See Note 2.

Fiscal Year

       The Company has a 52 or 53 week fiscal year which ends on the Saturday nearest to the last day of October in each year (October 31, 1998; November 1, 1997; and November 2, 1996). For purposes of financial statement presentation, each fiscal year is described as having ended on October 31. Fiscal 1998 and 1997 comprised 52 weeks and fiscal 1996 comprised 53 weeks. Omnia's fiscal year ends on December 31.

       Since the fiscal years for CIENA and Omnia differ, the periods combined for the purposes of the supplemental consolidated financial statements and the additional supplemental data are as follows:

              CIENA                                              Omnia
Fiscal year ended October 31, 1997            June 3, 1997 (date of inception) to December 31, 1997
Fiscal year ended October 31, 1998            January 1, 1998 to December 31, 1998
Quarter ended April 30, 1997                  June 3, 1997 (date of inception) to June 30, 1997
Quarter ended July 31, 1997                   July 1, 1997 to September 30, 1997
Quarter ended October 31, 1997                October 1, 1997 to December 31, 1997
Quarter ended January 31, 1998                January 1, 1998 to March 31, 1998
Quarter ended April 30, 1998                  April 1, 1998 to June 30, 1998
Quarter ended July 31, 1998                   July 1, 1998 to September 30, 1998
Quarter ended October 31, 1998                October 1, 1998 to December 31, 1998
Six months ended April 30, 1998               January 1, 1998 to June 30,1998

The quarter ended January 31, 1999 and the six months ended April 30, 1999 contain two months of Omnia's financial results, which are also recorded in the quarter and fiscal year ending October 31, 1998. The net loss for these two months, November and December 1998 was $1,621,000.

Use of Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates, judgements and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, together with amounts disclosed in the related notes to the financial statements. Actual results could differ from the recorded estimates.

Cash and Cash Equivalents

       The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Marketable Debt Securities

       The Company has classified its investments in marketable debt securities as held-to-maturity securities as defined by Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Such investments are recorded at their amortized cost in the accompanying consolidated balance sheets. All of the marketable debt securities are corporate debt securities with contractual maturities of six months or less and have $60,000 and $9,000 of unrealized gain and unrealized loss, respectively, as of October 31, 1998.

Inventories

       Inventories are stated at the lower of cost or market, with cost determined on the first-in, first-out basis. The Company records a provision for excess and obsolete inventory whenever such an impairment has been identified.

Equipment, Furniture and Fixtures

       Equipment, furniture and fixtures are recorded at cost. Depreciation and amortization are computed using the straight-line method over useful lives of 2-5 years for equipment, furniture and fixtures and of 6-10 years for leasehold improvements.

Goodwill

       The Company has recorded goodwill from two purchase transactions. See
Note 2. It is the Company's policy to continually assess the carrying amount of its goodwill to determine if there has been an impairment to its carrying value. The Company would record any such impairment when identified.

Concentrations

       Substantially all of the Company's cash and cash equivalents are custodied at four major U.S. financial institutions. The majority of the Company's cash equivalents include U.S. Government Federal Agency Securities, short term marketable securities, and overnight repurchase agreements. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally these deposits may be redeemed upon demand and, therefore, bear minimal risk.

       Historically, the Company has relied on a limited number of customers for a substantial portion of its revenue. In terms of total revenue, the Company's largest two customers have been Sprint and WorldCom. While there were no revenues derived from WorldCom in fiscal 1996, Sprint accounted for 62% of the Company's fiscal 1996 revenues and both Sprint and WorldCom combined accounted for greater than 88% of the Company's 1997 fiscal revenues. WorldCom accounted for less than 10% and Sprint accounted for approximately 53% of the Company's fiscal 1998 revenues. The Company expects that a significant portion of its future revenue will continue to be generated by a limited number of customers. The loss of any one of these customers or any substantial reduction in orders by any one of these customers could materially adversely affect the Company's financial condition or operating results. Additionally, the Company's access to certain raw materials is dependent upon single and sole source suppliers. The inability of any supplier to fulfill supply requirements of the Company could impact future results.

       The Company performs ongoing credit evaluations of its customers and generally does not require collateral from its customers. The Company maintains an allowance for potential losses when identified and has not incurred any significant losses to date. As of October 31, 1997, Sprint and WorldCom accounted for 84% of the trade accounts receivable. Sprint and three other customers comprise 10%, 11%, 25% and 26% of the trade accounts receivable respectively as of October 31, 1998.

Revenue Recognition

       The Company recognizes product revenue in accordance with the shipping terms specified. For transactions where the Company has yet to obtain customer acceptance, revenue is deferred until the terms of acceptance are satisfied. Revenue for installation services is recognized as the services are performed unless the terms of the supply contract combine product acceptance with installation, in which case revenues for installation services are recognized when the terms of acceptance are satisfied and installation is completed. Revenues from installation service fixed price contracts are recognized on the percentage of costs incurred to date compared to estimated total costs for each contract. Amounts received in excess of revenue recognized are recorded as deferred revenue. For distributor sales where risks of ownership have not transferred, the Company recognizes revenue when the product is shipped through to the end user.

Revenue-Related Accruals

       The Company provides for the estimated costs to fulfill customer warranty and other contractual obligations upon the recognition of the related revenue. Such reserves are determined based upon actual warranty cost experience, estimates of component failure rates, and management's industry experience. The Company's contractual sales arrangements generally do not permit the right of return of product by the customer after the product has been accepted.

Research and Development

       The Company charges all research and development costs to expense as incurred.

Income Taxes

       The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes". SFAS No. 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax bases, and for operating loss and tax credit carryforwards. In estimating future tax consequences, SFAS No. 109 generally considers all expected future events other than the enactment of changes in tax laws or rates. Tax savings resulting from deductions associated with stock options and certain stock warrants are credited directly to additional paid in capital when realization of such benefit is fully assured and to deferred tax liabilities prior to such point. See Note 8.

Foreign Currency Translation

       The majority of the Company's foreign branches and subsidiaries use the U.S. dollar as their functional currency as the U.S. parent exclusively funds the branches and subsidiaries' operations with U.S. dollars. For those subsidiaries using the local currency as their functional currency, assets and liabilities are translated at exchange rates in effect at the balance sheet date. Resulting translation adjustments are recorded directly to a separate component of shareholders' equity. Where the U.S. dollar is the functional currency, translation adjustments are recorded in other income. The net gain
(loss) on foreign currency remeasurement and exchange rate changes for fiscal 1996, 1997, and 1998 was immaterial for separate financial statement presentation .

Computation of Basic Net Income per Common Share and Diluted Net Income per Common and Dilutive Potential Common Share

       In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS No. 128). SFAS No. 128 simplifies the earnings per share (EPS) computation and replaces the presentation of primary EPS with a presentation of basic EPS. This statement also requires dual presentation of basic and diluted EPS on the face of the income statement for entities with a complex capital structure and requires a reconciliation of the numerator and denominator used for the basic and diluted EPS computations. The Company has implemented SFAS No. 128 in fiscal 1998, as required. Accordingly, all prior period EPS data has been restated. See
Note 6.

Software Development Costs

       Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", requires the capitalization of certain software development costs incurred subsequent to the date technological feasibility is established and prior to the date the product is generally available for sale. The capitalized cost is then amortized over the estimated product life. The Company defines technological feasibility as being attained at the time a working model is completed. To date, the period between achieving technological feasibility and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

Accounting for Stock Options

       In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation", which is effective for the Company's consolidated financial statements for fiscal years 1996, 1997, and 1998. SFAS No. 123 allows companies to either account for stock-based compensation under the new provisions of SFAS No. 123 or using the intrinsic value method provided by Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees", but requires pro forma disclosure in the footnotes to the financial statements as if the measurement provisions of SFAS No. 123 had been adopted. The Company has elected to continue to account for its stock based compensation in accordance with the provisions of APB No. 25 and present the pro forma disclosures required by SFAS No. 123. See Note 7.

Newly Issued Accounting Standards

       In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 (SFAS No. 130), "Comprehensive Income". SFAS No. 130 becomes effective for the Company's fiscal year 1999 and requires reclassification of earlier financial statements for comparative purposes. SFAS No. 130 requires that changes in the amounts of certain items, including foreign currency translation adjustments and gains and losses on certain securities be shown in the financial statements. SFAS No. 130 does not require a specific format for the financial statement in which comprehensive income is reported, but does require that an amount representing total comprehensive income be reported in that statement. The Company believes the adoption of SFAS No. 130 will not have a material effect on the consolidated financial statements.

       Also in June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 (SFAS No. 131), "Disclosures about Segments of an Enterprise and Related Information". This Statement will change the way public companies report information about segments of their business in annual financial statements and requires them to report selected segment information in their quarterly reports issued to stockholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues, and its major customers. The Statement is effective for the Company's fiscal year 1999. The Company believes the adoption of SFAS No. 131 will not have a material effect on the consolidated financial statements.

       In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS No. 133), "Accounting for Derivative Instruments and Hedging Activities". This Statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS 133 will be effective for the Company's fiscal year ending October 31, 2000. The Company believes the adoption of SFAS No. 133 will not have a material effect on the consolidated financial statements.

Reclassification

       Certain prior year amounts have been reclassified to conform to current year consolidated financial statement presentation.

(2)    BUSINESS COMBINATIONS

Omnia

       On July 1, 1999 the Company completed a merger with Omnia, a U.S. company headquartered in Marlborough, Massachusetts, in a transaction valued at approximately $483 million. Omnia is a telecommunications equipment supplier which focuses on developing solutions to allow public telephone network operators to offer services cost effectively over integrated metropolitan fiberoptic access and transport networks. Under the terms of the agreement, the Company acquired all of the outstanding shares and assumed the stock options of Omnia in exchange for approximately 15.2 million shares of CIENA common stock and 0.8 million CIENA stock options. The transaction constituted a tax-free reorganization and has been accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16. Accordingly, all prior period consolidated financial statements presented have been restated to include the combined results of operations, financial position and cash flows of Omnia as though it had been a part of CIENA.

       The following table shows the separate historical results of CIENA and Omnia for the periods prior to the consummation of the merger of the two entities. No financial information has been presented for the fiscal year ended 1996 as Omnia did not commence operations until June 1997. Omnia's year end is December 31. CIENA's results for the years ended October 31, 1997 and 1998 include Omnia's financial results from June 3, 1997 (date of inception) to December 31, 1997 and January 1, 1998 to December 31, 1998, respectively.


                                                       Year Ended October 31,
                                              -------------------------------------------
                                                     1997                  1998
                                              -------------------  -----------------------
                                                           (in thousands)
Revenues:
   CIENA                                       $        413,215        $         508,087
   Omnia                                                      -                        -
   Intercompany eliminations                                  -                        -
                                              -------------------  -----------------------
Consolidated revenues                          $        413,215        $         508,087
                                              ===================  =======================
Net Income (loss):
   CIENA                                       $        115,967        $          51,113
   Omnia                                                   (399)                  (5,413)
                                              -------------------  -----------------------
Consolidated net income                        $        115,568        $          45,700
                                              ===================  =======================


Lightera

       On March 31, 1999 the Company completed a merger with Lightera, a U.S. company headquartered in Cupertino, California, in a transaction valued at approximately $459 million. Lightera is a developer of carrier class optical core switches for fiberoptic communications networks. Under the terms of the agreement, the Company acquired all of the outstanding shares and assumed outstanding stock options and warrants of Lightera in exchange for approximately
17.5 million shares of CIENA common stock and 2.9 million CIENA shares issuable upon exercise of stock options and warrants. The transaction constituted a tax-free reorganization and has been accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16. Accordingly, all prior period consolidated financial statements presented have been restated to include the combined results of operations, financial position and cash flows of Lightera as though it had been a part of CIENA.

       The following table shows the separate historical results of CIENA and Lightera for the periods prior to the consummation of the merger of the two entities. No financial information has been presented for the fiscal years ended 1997 and 1996 as Lightera did not commence operations until April 1998.


                                            Year Ended
                                         October 31, 1998
                                       ----------------------
                                           (in thousands)
Revenues:
   CIENA                                   $        508,087
   Lightera                                               -
   Intercompany eliminations                              -
                                       ----------------------
Consolidated revenues                      $        508,087
                                       ======================
Net Income (loss):
   CIENA                                   $         53,194
   Lightera                                          (2,081)
                                       ----------------------
Consolidated net income                    $         51,113
                                       ======================

Astracom

       During December 1997 the Company completed an Agreement and Plan of Merger with Astracom, Inc. ("Astracom"), an early stage telecommunications company located in Atlanta, Georgia. The purchase price was approximately $13.1 million and consisted of the issuance of 169,754 shares of CIENA common stock, the payment of $2.4 million in cash, and the assumption of certain stock options. The transaction was recorded using the purchase accounting method with the purchase price representing approximately $11.4 million in goodwill and other intangibles, and approximately $1.7 million in net assets assumed. The amortization period for the intangibles, based on management's estimate of the useful life of the acquired technology, is five years. The operations of Astracom are not material to the consolidated financial statements of the Company and, accordingly, separate pro forma financial information has not been presented.

Alta

       On February 19, 1998 the Company completed a merger with ATI Telecom International Ltd., ("Alta"), a Canadian corporation headquartered near Atlanta, Georgia, in a transaction valued at approximately $52.5 million. Alta provides a range of engineering, furnishing and installation services for telecommunications service providers in the areas of transport, switching and wireless communications. Under the terms of the agreement the Company exchanged 1,000,000 shares of its common stock for all the common stock of Alta. The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16. Accordingly, all prior period consolidated financial statements presented have been restated to include the combined results of operations, financial position and cash flows of Alta as though it had been a part of CIENA.

       Prior to the merger, Alta's year ended on December 31. In recording the business combination, Alta's prior period financial statements have been restated to conform to CIENA's fiscal year end.

       All intercompany transactions between CIENA and Alta have been eliminated in consolidation. Certain reclassifications were made to Alta financial statements to conform to CIENA's presentation. No material adjustments were made to conform to CIENA's accounting policies.

       The following table shows the separate historical results of CIENA and Alta for the periods prior to the consummation of the merger of the two entities:


                                                       Year Ended October 31,
                                              -------------------------------------------
                                                      1996                  1997
                                              -------------------  ---------------------
                                                             (in thousands)
Revenues:
   CIENA                                       $         54,838       $        373,827
   Alta                                                  33,625                 39,531
   Intercompany eliminations                                  -                   (143)
                                            ---------------------  ---------------------
Consolidated revenues                          $         88,463       $        413,215
                                            =====================  =====================
Net Income (loss):
   CIENA                                       $         14,718       $        112,945
   Alta                                                   2,545                  3,022
                                            ---------------------  ---------------------
Consolidated net income                        $         17,263       $        115,967
                                            =====================  =====================

   Terabit

       During April 1998 the Company completed an Agreement and Plan of Reorganization with Terabit Technology, Inc. ("Terabit"), a developer of optical components known as photodetectors or optical receivers. Terabit is located in Santa Barbara, California. The purchase price was approximately $11.5 million and consisted of the issuance of 134,390 shares of CIENA common stock, the payment of $1.1 million in cash, and the assumption of certain stock options. The transaction was recorded using the purchase accounting method with the purchase price representing approximately $9.5 million in purchased research and development, $1.8 million in goodwill and other intangibles, and approximately $0.2 million in net assets assumed. The amortization period for the intangibles, based on management's estimate of the useful life of the acquired technology, is five years. The operations of Terabit are not material to the consolidated financial statements of the Company and, accordingly, separate pro forma financial information has not been presented.

       In connection with the Terabit acquisition, the Company recorded a $9.5 million charge in the year ended October 31, 1998 for purchased research and development. This generally represents the estimated value of purchased in-process technology related to Terabit's avalanche photodiodes (APD) that have not yet reached technological feasibility and have no alternative future use.

       The amount of purchase price allocated to in-process research and development was determined using the discounted cash flow method. This method consisted of estimating future net cash flows attributable in-process APD technology for a discrete projection period and discounting the net cash flows back to their present value. The discount rate includes a factor that takes into account the uncertainty surrounding the successful development of the purchased in-process technology. The estimated revenue associated with the APD technology future net cash flows assumed a five year compound annual growth rate of between 5% to 43%. The revenue growth rates were developed considering, among other things, the current and expected industry trends and acceptance of the technologies in historical growth rates for similar industry products. Management's estimates or projections were based upon an estimated period of ten years with revenues reaching a peak in 2002 and declining through 2008. The estimated net cash flows were discounted to present value at a rate of return which considers the relative risk of achieving the net cash flows and the time value of money. A 30% rate was used to effect the risk associated with Terabits APD technology. This rate is higher than the Company's normal discount rate due to inherent uncertainties surrounding the successful development of purchase in-process technology, the useful life of the technology, and the profitability levels of such technology.

       The resulting net cash flows from the APD project was based on management's estimates of revenues, cost of sales, research and development costs, selling general and administrative costs, and income taxes associated with the project.

(3) INVENTORIES

Inventories are comprised of the following (in thousands):


                                                                         October 31,
                                                           ---------------------------------------
                                                                  1997                 1998
                                                           -------------------    ----------------
Raw materials..........................................        $     27,716       $      43,268
Work-in-process........................................               5,679               8,592
Finished goods.........................................              15,180              30,202
                                                           -------------------    ----------------
                                                                     48,575              82,062
Reserve for excess and obsolescence....................              (7,466)            (11,154)
                                                           -------------------     ---------------
                                                               $     41,109       $      70,908
                                                           ===================    ================

The following is a table depicting the activity in the Company's reserve for excess and obsolescence (in thousands):

                                                                           October 31,
                                                             ----------------------------------------
                                                                   1997                   1998
                                                             ------------------     -----------------
Beginning balance.......................................           $   1,937          $       7,466
Provision charged to operations.........................               7,585                  9,617
Amounts written off to reserve..........................              (2,056)                (5,929)
                                                             ------------------     -----------------
Ending balance..........................................           $   7,466           $     11,154
                                                             ==================     =================


(4) EQUIPMENT, FURNITURE AND FIXTURES

Equipment, furniture and fixtures are comprised of the following (in thousands):


                                                                                October 31,

                                                                 ------------------------------------------
                                                                       1997                    1998
                                                                 ------------------     -------------------
Equipment, furniture and fixtures......................               $   65,654           $      141,845
Leasehold improvements.................................                   13,953                   24,076
                                                                 ------------------     -------------------
                                                                          79,607                  165,921
Accumulated depreciation and amortization..............                  (12,284)                 (41,506)
Construction-in-progress...............................                      500                    1,352
                                                                 ------------------     -------------------
                                                                      $   67,823           $      125,767
                                                                 ==================     ===================


 (5) ACCRUED LIABILITIES

Accrued liabilities are comprised of the following (in thousands):


                                                                          October 31,

                                                             --------------------------------------
                                                                  1997                  1998
                                                             ----------------     -----------------

Warranty and other contractual obligations.................      $    12,205       $        17,256
Accrued compensation.......................................            8,284                 9,229
Legal and related costs....................................            4,577                   542
Consulting and outside services............................            3,219                 2,837
Unbilled construction-in-process and leasehold
     improvements..........................................            1,427                     -
Other......................................................            2,310                 4,573
                                                             ----------------     -----------------
                                                                 $    32,022       $        34,437
                                                             =================    =================

(6) EARNINGS PER SHARE CALCULATION

       The following is a reconciliation of the numerators and denominators of the basic net income per common share ("basic EPS") and diluted net income per common and dilutive potential common share ("diluted EPS"). Basic EPS is computed using the weighted average number of common shares outstanding. Diluted EPS is computed using the weighted average number of common shares outstanding, stock options and warrants using the treasury stock method and shares issued upon conversion of all outstanding shares of Mandatorily Redeemable Preferred Stock (in thousands except per share amounts).


                                                                         October 31,
                                                   ---------------------------------------------------------
                                                        1996                 1997                1998
                                                   ----------------     ----------------    ----------------
Net Income...................................         $     17,263          $   115,568        $     45,700
                                                   ================     ================    ================
Weighted average shares-basic............                   13,817               75,964             117,990
                                                   ----------------     ----------------    ----------------
Effect of dilutive securities:
     Employee stock options and warrants.                    8,533                8,791               9,904
     Conversion of preferred stock..........                70,057               20,088                   -
                                                   ----------------     ----------------    ----------------
Weighted average shares-diluted..........                   92,407              104,843             127,894
                                                   ================     ================    ================
Basic EPS......................................     $         1.25       $         1.52      $         0.39
                                                   ================     ================    ================
Diluted EPS...................................      $         0.19       $         1.10      $         0.36
                                                   ================     ================    ================

(7) STOCKHOLDERS' EQUITY

Stockholder Rights Plan

       In December 1997, the Company's Board of Directors adopted a Stockholder Rights Plan. This plan is designed to deter any potential coercive or unfair takeover tactics in the event of an unsolicited takeover attempt. It is not intended to prevent a takeover of the Company on terms that are favorable and fair to all shareholders and will not interfere with a merger approved by the Board of Directors. Each right entitles shareholders to buy a "unit" equal to one one-thousandth of a share of Preferred Stock of the Company. The rights will be exercisable only if a person or a group acquires or announces a tender or exchange offer to acquire 15% or more of the Company's common stock or if the Company enters into certain other business combination transactions not approved by the Board of Directors.

       In the event the rights become exercisable, the rights plan allows for CIENA shareholders to acquire stock of the surviving corporation, whether or not CIENA is the surviving corporation, having a value twice that of the exercise price of the Rights. The Rights were distributed to shareholders of record in January 1998. The Rights will expire December 2007 and are redeemable for $.001 per right at the approval of the Company's Board of Directors.

Public Offerings

       In February 1997, the Company successfully completed its initial public offering of Common Stock. The Company sold 5,750,000 shares, inclusive of 750,000 shares from the exercise of the underwriters over-allotment option, at a price of $23 per share. Net proceeds from the offering were approximately $121,800,000 with an additional $600,000 received from the exercise of 300,000 shares of outstanding Convertible Preferred Stock warrants.

       In July 1997 the Company completed a public offering of 10,477,216 shares of Common Stock of which 1,252,060 shares were sold by the Company inclusive of 252,060 shares from the exercise of the underwriters over-allotment option, at a price of $44 per share. Net proceeds to the Company from the public offering were approximately $52,200,000.

Other Offerings

       Omnia sold 173,813 shares of stock in October 1997, 19,349 shares of stock in March of 1998 and 3,791,956 shares of stock in September 1998 in exchange for net proceeds of approximately $5,062,000, $586,000 and $12,115,000 respectively.

       In March 1998, Lightera issued a total of 5,000,768 shares of stock to the founders of Lightera in exchange for certain technology rights and notes receivables totaling $211,000. Lightera sold 7,104,086 shares of stock in March 1998 and 3,489,079 shares of stock in July 1998 in exchange for net proceeds of approximately $9,356,000 and $6,074,000 respectively.

Stock Incentive Plans

       The Company has an Amended and Restated 1994 Stock Option Plan (the "1994 Plan"). Under the 1994 Plan, 20,050,000 shares of the Company's authorized but unissued Common Stock are reserved for options issuable to employees. Certain of these options are immediately exercisable upon grant, and both the options and the shares issuable upon exercise of the options generally vest to the employee over a four year period. The Company has the right to repurchase any exercised and non-vested shares at the original purchase price from the employees upon termination of employment. In June 1996 the Company approved the 1996 Outside Directors Stock Option Plan (the "1996 Plan"). Under the 1996 Plan, 750,000 shares of the Company's authorized but unissued Common Stock are reserved for options issuable to outside members of the Company's Board of Directors. These options vest to the director over periods from one to three years, depending on the type of option granted, and are exercisable once vested. Under the 1994 Plan and the 1996 Plan, options may be incentive stock options or non-qualified options, and the exercise price for each option shall be established by the Board of Directors provided, however, that the exercise price per share shall not be not less than the fair market value for incentive stock options and not less than 85% of fair market value for non-qualified stock options.

       As a result of the Company's merger with Omnia, the Company assumed the Omnia 1997 Stock Plan Option Plan ("the 1997 Plan"). The 1997 Plan provided for the granting of stock options to employees and consultants of Omnia. Options granted under the 1997 Plan were either incentive stock options or nonstatutory stock options. Incentive stock options, ("ISO"), could be granted only to Omnia employees (including officers and directors who were also employees). Nonstatutory stock options ("NSO") could be granted to Omnia employees and consultants. The Company has reserved 759,889 shares of Common Stock for outstanding options under the plan. Options exercised are immediately subject to a repurchase right held by the Company which lapse over a maximum period of four years at such times and under such conditions as determined by the Board of Directors. To date, options granted generally vest over four years.

       As a result of the Company's merger with Lightera, the Company assumed the Lightera 1998 Stock Option Plan ("the 1998 Plan"). The 1998 Plan provided for the granting of stock options to employees and consultants of Lightera. Options granted under the 1998 Plan were either incentive stock options or nonstatutory stock options. Incentive stock options, ("ISO"), could be granted only to Lightera employees (including officers and directors who were also employees). Nonstatutory stock options ("NSO") could be granted to Lightera employees and consultants. The Company has reserved 2,529,161 shares of Common Stock for outstanding options under the plan. Options exercised are immediately subject to a repurchase right held by the Company which lapse over a maximum period of five years at such times and under such conditions as determined by the Board of Directors. To date, options granted generally vest over four years.

     Following is a summary of the Company's stock option activity:




                                                                 Shares              Weighted Average
                                                             (in thousands)            Exercise Price
                                                             -------------------------------------------------------
Balance at October 31, 1995.........................                  6,941          $        0.03
Granted.............................................                  5,901                   1.85
Exercised...........................................                   (579)                  0.14
Canceled............................................                 (1,180)                  0.18
                                                             ----------------
Balance at October 31, 1996.........................                 11,083                   0.97
Granted.............................................                  1,737                  32.81
Exercised...........................................                 (3,612)                  0.27
Canceled............................................                    (98)                  0.52
                                                             ----------------
Balance at October 31, 1997.........................                  9,110                   7.33
Granted.............................................                  6,414                  18.99
Exercised...........................................                 (2,648)                  2.40
Canceled............................................                 (3,340)                 40.12
                                                             ----------------
Balance at October 31, 1998.........................                  9,536                   4.82
                                                             ================


       During September 1998, the Company cancelled and re-issued outstanding employee stock options with exercise prices in excess of the fair market value, except those options held by outside directors and officers of the Company. A total of 2,905,116 options with an average exercise price of $42.87 were cancelled and reissued at $12.38 per share. At October 31, 1998 approximately 292,000 shares of Common Stock subject to repurchase by the Company had been issued upon the exercise of options and approximately 2.2 million of the total outstanding options were vested and not subject to repurchase by the Company upon exercise.

The following table summarizes information with respect to stock options outstanding at October 31, 1998:




                                                                                       Options Not Subject to
                                            Options Outstanding                       Repurchase Upon Exercise
                             ---------------------------------------------------     ----------------------------

                                                 Weighted
                                                  Average
                                 Number          Remaining         Weighted                          Weighted
        Range of              Outstanding       Contractual         Average              Number       Average
        Exercise              at Oct. 31,          Life            Exercise          at Oct. 31,     Exercise
          Price                   1998            (Years)            Price               1998          Price
--------------------------   ---------------  ----------------  ----------------     ------------- --------------
  $  0.02  - $  0.03           1,048,678                 6.23      $       0.03          878,524       $    0.03
  $  0.06  - $  1.66           2,802,154                 8.82      $       0.41          375,006       $    0.78
  $  2.25  - $  4.34           2,648,482                 7.66      $       2.48          450,455       $    2.54
  $  4.40  - $ 11.56             189,216                 8.56      $       6.55           47,818       $    6.15
  $ 12.38  - $ 12.38           2,761,977                 8.93      $      12.38          419,150       $   12.38
  $ 12.56  - $ 43.25              85,675                 9.57      $      32.40                -       $       -
                               ---------                                               ---------
  $  0.02  - $ 43.25           9,536,182                 8.24      $       5.83        2,170,953       $    3.19
                               =========                                               =========

Pro forma Stock-Based Compensation

       The Company has elected to continue to follow the provisions of APB No. 25 for financial reporting purposes and has adopted the disclosure-only provisions of SFAS No. 123. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards in fiscal years 1996, 1997, and 1998 consistent with the provisions of SFAS No. 123, the Company's net income and net income per share for fiscal years 1996, 1997, and 1998 would have been decreased to the pro forma amounts indicated below (in thousands, except per share amounts):




                                                                                        October 31,
                                                               --------------------------------------------------------------
                                                                     1996                  1997                  1998
                                                               -----------------     -----------------     ------------------
Net income applicable to common stockholders -
     as reported....................................           $         17,263      $        115,568       $         45,700
                                                               =================     =================     ==================
Net income applicable to common stockholders -
     pro forma......................................           $         16,770      $        110,005       $         20,816
                                                               =================     =================     ==================
Basic net income per share - as reported............           $           1.25      $           1.52       $           0.39
                                                               =================     =================     ==================
Basic net income per share - pro forma..............           $           1.21      $           1.45       $           0.18
                                                               =================     =================     ==================
Diluted net income per share - as reported..........           $           0.19      $           1.10       $           0.36
                                                               =================     =================     ==================
Diluted net income per share - pro forma............           $           0.18      $           1.05       $           0.16
                                                               =================     =================     ==================

       The above pro forma disclosures are not necessarily representative of the effects on reported net income or loss for future years.

       The aggregate fair value and weighted average fair value of each option granted in fiscal years 1996, 1997 and 1998 were approximately $6.7 million, $33.6 million, $73.2 million and $1.14, $19.33, and $15.17 respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes Option Pricing Model with the following weighted average assumptions for fiscal years 1996, 1997, and 1998:

                                                                                October 31,
                                                             --------------------------------------------------
                                                                   1996               1997            1998
                                                             -----------------  -----------------  ------------
Expected volatility                                                60%                  60%            109%
Risk-free interest rate                                           6.1%                 5.8%            4.4%
Expected life                                                   3 yrs.               3 yrs.          3 yrs.
Expected dividend yield                                             0%                   0%              0%


(8) INCOME TAXES

Income before income taxes and the provision for income taxes consists of the following (in thousands):




                                                                                         October 31,
                                                             ------------------------------------------------------------------
                                                                    1996                  1997                     1998
                                                             -------------------  ----------------------    -------------------
         Income before income taxes.......................    $          20,816        $       188,056         $       81,900
                                                             ===================  ======================    ===================
Provision for income taxes:
Current:
  Federal.................................................    $           4,483        $        67,529                 36,865
  State...................................................                  694                  7,373                  4,444
  Foreign.................................................                  210                     98                     40
                                                             -------------------  ----------------------    -------------------
         Total current....................................                5,387                 75,000                 41,349
                                                             -------------------  ----------------------    -------------------
Deferred:
  Federal.................................................               (1,690)                (2,015)                (4,496)
  State...................................................                 (144)                  (497)                  (653)
  Foreign.................................................                    -                      -                      -
                                                             -------------------  ----------------------    -------------------
         Total deferred...................................               (1,834)                (2,512)                (5,149)
                                                             -------------------  ----------------------    -------------------
  Provision for income taxes..............................    $           3,553        $        72,488         $       36,200
                                                             ===================  ======================    ===================

The tax provision reconciles to the amount computed by multiplying income before income taxes by the U.S. federal statutory rate of 35% as follows:




                                                                                        October 31,
                                                               ---------------------------------------------------------
                                                                    1996                 1997                1998
                                                               ----------------     ---------------     ----------------
Provision at statutory rate................................              35.0%                35.0%               35.0%
Reversal of valuation allowance............................             (20.0)                   -                   -
Non-deductible purchased research and development                           -                    -                 4.3
State taxes, net of federal benefit........................               2.7                  2.6                 4.3
Research and development credit............................                 -                   -                 (4.0)
Other......................................................              (0.6)                 0.9                 4.6
                                                               ----------------     ---------------     ----------------
                                                                         17.1%                38.5%               44.2%
                                                               ================     ===============     ================

       The significant components of deferred tax assets and liabilities were as follows (in thousands):


                                                                               October 31,
                                                                ------------------------------------------
                                                                        1997                   1998
                                                                ---------------------     ----------------
Deferred tax assets:
  Reserves and accrued liabilities........................         $          9,281       $       14,611
  Other...................................................                        -                  690
  Net operating loss and credit carry forward.............                    1,555                2,682
                                                                ---------------------     ----------------
   Gross deferred tax assets..............................                   10,836               17,983
   Valuation allowance....................................                   (1,697)              (1,562)
                                                                ---------------------     ----------------
     Net current deferred tax asset.......................         $          9,139       $       16,421
                                                                =====================     ================
Deferred tax liabilities:
  Equipment leases........................................         $          3,985       $        7,978
  Services................................................                   19,389               21,594
  Depreciation and other..................................                    4,793                4,553
                                                                ---------------------     ----------------
     Deferred long term tax liabilities...................          $        28,167       $       34,125
                                                                =====================     ================

       As of October 31, 1998 the Company assumed net operating loss carry forwards of approximately $16.5 million through its acquisitions of Omnia, Lightera and Alta. The net operating loss carry forwards begin expiring in fiscal 2002.

       The income tax provisions do not reflect the tax savings resulting from deductions associated with the Company's stock option plans or the exercise of certain stock warrants. Tax benefits of approximately $29.7 million and $23.4 million in fiscal 1997, and $22.6 million and $3.6 million in fiscal 1998, from exercises of stock options and certain stock warrants were credited directly to additional paid-in-capital and to long-term deferred income taxes, respectively.

(9) EMPLOYEE BENEFIT PLANS

Employee 401(k) Plan

       In January 1995, the Company adopted a 401(k) defined contribution profit sharing plan. The plan covers all full-time employees who are at least 21 years of age, have completed three months of service and are not covered by a collective bargaining agreement where retirement benefits are subject to good faith bargaining. Participants may contribute up to 15% of pre-tax compensation, subject to certain limitations. The Company may make discretionary annual profit sharing contributions of up to the lesser of $30,000 or 25% of each participant's compensation. In fiscal 1997 the Company revised the plan to include an employer matching contribution equal to 100% of the first 3% of participating employee contributions, with a five year vesting plan applicable to the Company's contribution. The Company has made no profit sharing contributions to date. During fiscal 1997 and 1998 the Company made matching contributions of approximately $0.3 million and $1.1 million, respectively.

Employee Stock Purchase Plan

       In March 1998, the shareholders approved the Corporation's 1998 Stock Purchase Plan ("the Purchase Plan") under which 2.5 million shares of common stock have been reserved for issuance. Eligible employees may purchase a limited number of shares of the Company's stock at 85% of the market value at certain plan-defined dates, the first of which occurs in March 1999. As of October 31, 1998 no shares had been issued from the Purchase Plan.

(10) COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

       The Company has certain minimum obligations under noncancelable operating leases expiring on various dates through 2006 for equipment and facilities. Future annual minimum rental commitments under noncancelable operating leases at October 31, 1998 are as follows (in thousands):




Fiscal year ending October 31,
1999......................................................          $  6,323
2000......................................................             6,023
2001......................................................             5,578
2002......................................................             4,411
2003......................................................             3,050
Thereafter................................................            10,358
                                                                   ----------
                                                                    $ 35,743
                                                                   ==========

       Rental expense for fiscal 1996, 1997 and 1998 was approximately $717,000, $2,699,000 and $6,104,000, respectively.

Litigation

       Class Action Litigation. A class action complaint was filed on August 26, 1998 in U.S. District Court for the District of Maryland entitled Witkin et.al v. CIENA Corporation et. al (Case No. Y-98-2946). Several other complaints, substantially similar in content, have been filed. These cases were consolidated by court order on November 30, 1998. The complaint alleges that CIENA and certain officers and directors violated certain provisions of the federal securities laws, including Section 10(b) and Rule 10b-5 under the Securities Exchange Act of 1934, by making false statements, failing to disclose material information and taking other actions intending to artificially inflate and maintain the market price of CIENA's common stock during the Class Period of May 21, 1998 to September 14, 1998, inclusive. The plaintiffs seek designation of the suit as a class action on behalf of all persons who purchased shares of CIENA's common stock during the Class Period and the awarding of compensatory damages in an amount to be determined at trial and attorneys' fees. The proceedings are at an early stage. No discovery has been taken, and no prediction can be made as to its outcome. The Company believes the suit is without merit and intends to defend itself vigorously.

       Kimberlin Litigation. On September 9, 1998 the U.S. District Court for the Southern District of New York granted summary judgment with respect to federal securities law claims brought against the Company and certain of its individual directors by investor Kevin Kimberlin and related parties, finding "no violations" of federal securities laws in the Company's or directors' conduct. The Court also dismissed all related state law claims without prejudice, declining to exercise jurisdiction over these claims. The remaining state law claims, as well as the Company's counterclaim against the Kimberlin-related parties, were fully and finally resolved in October 1998 by agreement of the parties.

       Pirelli Litigation. On June 1, 1998 the Company resolved the long-standing litigation with Pirelli S.p.A. The terms of the settlement involve dismissal of Pirelli's three lawsuits against CIENA previously pending in Delaware, dismissal of CIENA's legal proceedings against Pirelli in the United States International Trade Commission, a worldwide, non-exclusive cross-license to each party's patent portfolios, a five-year moratorium on future litigation between the parties. As a result of the settlement, CIENA recorded a charge for the fiscal year ended October 31, 1998 of $30.6 million relating to the Pirelli settlement and associated legal fees.

(11) FOREIGN SALES

       The Company has sales and marketing operations outside the United States in Canada, The United Kingdom, Belgium, France, Japan, China and the Philippines. The Company has distributor or marketing representative arrangements covering Austria, Germany, Italy and Switzerland in Europe, and the Republic of Korea and Japan in Asia. The Company also has representatives in Mexico and Brazil. Included in revenues are export sales of approximately $3.5 million, $11.7 million, and $117.1 million in fiscal years 1996, 1997 and 1998, respectively.

(12) ADDITIONAL SUPPLEMENTAL DATA (UNAUDITED)

       The historical consolidated financial results of CIENA for prior periods have been restated to include the financial position and results of operations of Omnia. In the opinion of management, financial statements included in this report reflect all normal recurring adjustments which the Company considers necessary for the fair presentations of the results of operations for the interim period covered and of the financial position of the Company at the date of the interim balance sheet. The following management's discussion and analysis of financial condition and results of operations, unaudited supplemental consolidated balance sheet, supplemental consolidated statement of operations, and supplemental consolidated statement of cash flows show the historical results of the combined CIENA and Omnia for the three months ended January 31, 1998 and 1999, April 30, 1998 and 1999, and the six months ended April 30, 1998 and 1999, which were prior to the consummation of the merger of the two entities:

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       This Management's Discussion and Analysis of Financial Condition and Results of Operations contains certain forward-looking statements that involve risks and uncertainties. CIENA has set forth below under the heading "Risk Factors" included as exhibit 99.1 to this current Report on 8K which includes a further discussion of certain of those risks as they relate to the period covered by this report, CIENA's near term outlook with respect thereto, and the forward-looking statements set forth herein. The information presented in this report is as of April 30, 1999 and has not been updated or changed to reflect any events subsequent to that date, other than the acquisition of Omnia Communications, Inc.

OVERVIEW

       CIENA Corporation is a market leader of open architecture, optical networking systems leveraging the bandwidth enhancing abilities of dense wavelength division multiplexing ("DWDM") technology. As a leader in the implementation of new technology in a rapidly evolving and often unpredictable industry, CIENA's quarterly operating results have varied and are expected to vary in the future. See "Risk Factors" for a detailed discussion of the many factors that have caused such variation in the past, and may cause similar variations in the future.

       On March 15, 1999, CIENA announced agreements to acquire Lightera Networks, Inc. ("Lightera") and Omnia Communications, Inc. ("Omnia"), both privately held entities, in two separate transactions. Lightera is a developer of carrier-class optical core switches for fiberoptic communications networks. Omnia is a developer of carrier-class optical access solutions for fiberoptic communications networks.

       CIENA completed the merger with Lightera in a transaction valued at approximately $459 million. Under the terms of the agreement, CIENA acquired all of the outstanding shares of Lightera in exchange for approximately 17.5 million shares of CIENA common stock. In connection with the transaction, CIENA also assumed outstanding stock options and warrants which represents rights to acquire an additional 2.9 million of CIENA stock. The transaction constituted a tax-free reorganization and has been accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16.

       The acquisition of Omnia is a transaction valued at approximately $483 million and is expected to be completed in June or July 1999. Under the terms of the merger agreement with Omnia, CIENA will acquire all of the outstanding shares of Omnia in exchange for approximately 16 million shares of CIENA common stock. The acquisition is subject to shareholder approval by Omnia stockholders and other customary conditions. The transaction is intended to constitute a tax-free reorganization and will be accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16. The acquisition closed in July 1999.

       In conjunction with the agreements to acquire Lightera and Omnia, CIENA announced its LightWorks(TM) Initiative, CIENA's vision of how to change the fundamental economics of optical telecommunication service provider networks. The eventual addition of Lightera's and Omnia's products to CIENA's product suite will make it possible for CIENA to offer telecommunications service providers a comprehensive next-generation optical network architecture that dramatically reduces the total number of network elements, thereby lowering network costs. By sweeping the functionality and performance of what are now several network elements into dramatically fewer network elements, without sacrificing network reliability or performance, CIENA LightWorks architecture should lower both a carrier's equipment cost and its operational costs. In addition, LightWorks network architecture may enhance the revenue generating potential of carrier networks by shortening their service delivery intervals and enabling them to offer their customers a wide variety of services from a single network platform.

       CIENA has increased the number of its optical transport equipment customers from a total of seven during the six months ended April 30, 1998 to seventeen for the six months ended April 30, 1999. This reflects CIENA's ongoing strategy in the face of aggressive price competition to continue to build market share at the cost of reduced margins. CIENA intends to preserve and enhance its market leadership and eventually build on its installed base with new and additional products. While this gross margin pressure continues, CIENA believes that its product and service quality, manufacturing experience, and proven track record of delivery will enable it to be successful while it concentrates on efforts to reduce product costs and maximize production efficiencies.

       CIENA believes that the need for customer financing assistance is increasingly a factor among the new carriers seeking rapid buildout of their networks. To date CIENA has not recognized revenue from customers with extended payment terms beyond 90 days from customer acceptance. Revenue recognition from future customers who require financing assistance may be deferred until collection is probable.

       CIENA is committed to achieving general commercial availability of MultiWave(R) Metro(TM), CIENA's system designed for use in metropolitan ring applications within the next several months, as well as 10 gigabit per second transmission capability for its MultiWave Sentry(TM) line of products in the second half of the year. The general commercial availability of CIENA's next generation long-distance optical transport system, a MultiWave platform capable of 96-channel configuration, is also expected in the second half of the year.

       CIENA intends to continue the development of the CoreDirector(TM) product developed by Lightera. CoreDirector is believed to be the world's first intelligent optical core switch and reduces the cost of deploying and operating telecommunication service provider networks with industry-leading capacity and advanced networking software. Because it supports capacities from optical wavelengths down to STS-1s with what CIENA believes is industry-leading scale and density, the CoreDirector allows carriers to deliver a full range of transport services, without costly SONET/SDH multiplexers or inflexible "wavelength only" devices. The general commercial availability of the CoreDirector is expected by the end of the first quarter calendar 2000.

       Pursuit of these strategies, in conjunction with increased investments in research and development, selling, marketing, and customer service activities, will likely limit CIENA's operating profitability over the remaining six months of fiscal 1999, and may result in operating losses during the period. CIENA intends to continue to pursue new or complementary technologies either through ongoing internal development or by acquisition in order to further broaden CIENA's product line.

       As of April 30, 1999 CIENA employed 1,557 people, which includes 69 persons as a result of CIENA's acquisition of Lightera. This was an increase of 175 persons over the 1,382 employed on October 31, 1998.

RESULTS OF OPERATIONS

SIX MONTHS ENDED APRIL 30, 1998 COMPARED TO SIX MONTHS ENDED APRIL 30, 1999

       REVENUE. CIENA recognized $287.8 million and $211.9 million in revenue for the six months ended April 30, 1998 and 1999, respectively. The approximate $75.9 million or 26.4% decrease in revenues in the six months ended April 30, 1999 compared to the six months ended April 30, 1998 was largely the result of decreased selling prices. CIENA recognized revenues from seventeen different optical transport equipment customers in the six months ended April 30, 1999, as compared to seven such customers in the same six months of the prior year. Additionally, during the six months ended April 30, 1999, each of two optical transport equipment customers accounted for at least 10% or more of CIENA's revenue and combined accounted for 53.2% of CIENA's revenue. This compares to the six months ended April 30, 1998 where two customers accounted for at least 10% or more of CIENA's revenue and combined accounted for approximately 71.5% of CIENA's revenue. Revenues derived from foreign sales accounted for approximately 14.9% and 34.5% of CIENA's revenues during the six months ended April 30, 1998 and 1999, respectively. The increase in foreign sales reflects an increase in sales to new customers.

       Revenues during CIENA's six months ended April 30, 1998 were largely attributable to both sales of 16 channel MultiWave Sentry and 40 channel MultiWave Sentry 4000 systems. Revenues during CIENA's six months ended April 30, 1999 were largely attributed to sales of CIENA's MultiWave Sentry 4000 systems. Revenues derived from engineering, furnishing and installation services increased by less than 10% from the six months ended April 30, 1998 compared to the six months ended April 30, 1999. Sales from this activity increased as a percentage of total revenue from approximately 8.3% to 12.2% of CIENA's revenue from the first six months of 1998 to the first six months of 1999, respectively.

       GROSS PROFIT. Gross profits were $164.9 million and $74.9 million for the six months ended April 30, 1998 and 1999, respectively. The approximate $90.0 million or 54.6% decrease in gross profit in the first six months of 1999 compared to the first six months of 1998 was the result of decreased revenues for those periods. Gross margin as a percentage of revenues was 57.3% and 35.3% for the first six months of 1998 and 1999, respectively. The decrease in gross margin percentage for the first six months of 1999 compared to the first six months of 1998 was largely attributable to aggressive price competition resulting in lower selling prices for MultiWave optical transport systems.

       RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses were $29.2 million and $46.3 million for the six months ended April 30, 1998 and 1999, respectively. During the first six months of 1998 and 1999, research and development expenses were 10.2% and 21.9% of revenue, respectively. The approximate $17.1 million or 58.4% increase in research and development expenses in the first six months of 1999 compared to the first six months of 1998 was the result of increases in staffing levels, consumption of prototype materials, utilization of outside consultants for certain development efforts and higher costs of test equipment used to develop and test new products and features. CIENA expenses research and development costs as incurred.

       SELLING AND MARKETING EXPENSES. Selling and marketing expenses were $21.1 million and $26.7 million for the six months ended April 30, 1998 and 1999, respectively. During the first six months of 1998 and 1999, selling and marketing expenses were 7.3% and 12.6% of revenue, respectively. The approximate $5.6 million or 26.6% increase in selling and marketing expenses in the first six months of 1999 compared to the first six months of 1998 was primarily the result of increased staffing levels in the areas of sales, technical assistance and field support, and increases in commissions earned, trade show participation, promotional costs, travel expenditures and rent expense.

       GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $8.7 million and $10.9 million for the six months ended April 30, 1998 and 1999, respectively. During the first six months of 1998 and 1999, general and administrative expenses were 3.0% and 5.1% of revenue, respectively. The approximate $2.2 million or 24.5% increase in general and administrative expenses in the first six months of 1999 compared to the first six months of 1998 was primarily due to increases in staffing levels and outside consulting services.

       MERGER COSTS. The merger costs for the six months ended April 30, 1999 of $2.3 million were costs related to the merger between CIENA and Lightera. These costs include fees for legal, accounting, investment banking services and other related expenses.

       PURCHASED RESEARCH AND DEVELOPMENT. Purchased research and development costs were $9.5 million for the six months ended April 30, 1998. These costs were for the purchase of technology associated with the acquisition of Terabit during the second quarter 1998.

       PIRELLI LITIGATION. The Pirelli litigation expense for the six months ended 1998 was primarily the result of a $10.0 million charge for actual and estimated legal and related costs associated with the litigation.

       INTEREST AND OTHER INCOME (EXPENSE), NET. Interest income and other income (expense), net were $7.0 million and $6.9 million for the six months ended April 30, 1998 and 1999, respectively. The approximate $0.2 million or 2.3% decrease in interest income and other income (expense), net was attributable to lower invested cash balances.

       PROVISION FOR INCOME TAXES. CIENA's provision for income taxes was $40.3 million for the six months ended April 30, 1998. CIENA recorded a benefit for income taxes of 1.5 million for the six months ended April 30, 1999. During the first six months of 1998 the provision for income taxes was 35.7% of income before income taxes, exclusive of the effect of one-time charges for purchased research and development expenses and Pirelli litigation. The benefit for income taxes recorded in the first six months of 1999 was due to the Company's generation of operating losses.

LIQUIDITY AND CAPITAL RESOURCES

       At April 30, 1999, CIENA's principal source of liquidity was its cash and cash equivalents of $200.7 million and its marketable debt securities of $100.0 million. CIENA's marketable debt securities have maturities no longer than six months.

       Cash generated from operations was $47.8 million for the six months ended April 30, 1999. This amount was principally attributable to the non-cash charges of depreciation, amortization, provisions for inventory obsolescence and warranty, and reductions in inventories, increases in accounts payable, accrued expenses and income tax payable. This amount was offset by increases in accounts receivable and prepaid expenses due to increased revenue and to the general increase in business activity.

       Investment activities in the six months ended April 30, 1999 included the net purchase of $84.0 million worth of corporate debt securities and $24.7 million invested in capital expenditures. Of the amount invested in capital expenditures, $22.3 million was used for additions to capital equipment and furniture and the remaining $2.4 million was invested in leasehold improvements.

       CIENA expects to use an additional $50.0 million to $60.0 million of capital during the remainder of fiscal 1999 to complete the construction of leasehold improvements for its facilities and additional investments in capital equipment.

       CIENA believes that its existing cash balance and cash flows from future operations will be sufficient to meet CIENA's capital requirement for at least the next 18 to 24 months.

YEAR 2000 READINESS DISCLOSURE

       Many computer systems were not designed to handle any dates beyond the year 1999; accordingly, affected hardware and software will need to be modified prior to the year 2000 in order to remain functional. CIENA's operations make use of a variety of computer equipment and software. If the computer equipment and software used in the operation of CIENA and its products do not correctly recognize date information when the year changes to 2000, there could be an adverse impact on CIENA's operations.

       CIENA has taken actions to understand the nature and extent of work required, if any, to make its systems, products and infrastructure Year 2000 compliant. Based on internal testing performed to date and completed by CIENA, CIENA currently believes and warrants to its customers that its products are Year 2000 compliant. However, since all customer situations cannot be anticipated, particularly those involving interaction of CIENA's products with third party products, CIENA may experience warranty and other claims as a result of the Year 2000 transition. The impact of customer claims, if broader than anticipated, could have a material adverse impact on CIENA's results of operations or financial condition.

       CIENA has concluded a comprehensive inventory and evaluation of both information technology ("IT") or software systems and non-IT systems used to run its systems with the exception of the systems it acquired in its merger with Lightera. Non-IT systems typically include embedded technology such as microcontrollers. Examples of CIENA's Non-IT systems include certain equipment used for production, research, testing and measurement processes and calibration. CIENA has begun the process of upgrading or replacing those identified non-compliant systems and the process is 60% complete. Completion is expected during the third quarter of fiscal 1999. For the Year 2000 non-compliance systems identified to date, the cost of remediation is not considered to be material to CIENA's financial condition or operating results. However, if implementation of replacement systems is delayed, or if significant new noncompliance issues are identified, CIENA's results of operations or financial condition may be materially adversely affected.

       CIENA has begun the process of evaluating the systems acquired in the Lightera merger and has not to date evaluated in detail the systems in use by Omnia. CIENA expects to complete the evaluation process concerning the Lightera systems during the third quarter of fiscal 1999. CIENA plans to begin the process of upgrading or replacing those identified non-compliant systems by the end of the third fiscal quarter of 1999 with completion expected by the end of the fourth quarter of fiscal 1999. Depending on the timing of the closing of its merger with Omnia, CIENA expects to evaluate, upgrade and or replace as necessary those systems identified as non-compliant systems by December 1, 1999.

       CIENA changed its main financial, manufacturing and information system to a company-wide Year 2000 compliant enterprise resource planning ("ERP") computer-based system during the fourth quarter of fiscal 1998. CIENA estimates that it has spent approximately $4.0 million on its ERP implementation and during the six months ended April 30, 1999 CIENA has spent approximately $300,000 to address identified Year 2000 issues. CIENA estimates that it will likely spend an additional $100,000 to $200,000 to address remaining identified Year 2000 issues. CIENA expects that it will use cash from operations for Year 2000 remediation and replacement costs. Approximately less than 2% of the information technology budget is expected to be used for remediation. No other information technology projects have been deferred due to the Year 2000 efforts. CIENA has employed an independent verification consultant to validate CIENA's processes in order to assure the reliability of CIENA's risk and cost estimates.

       CIENA has contacted its critical suppliers to determine that suppliers' operations and the products and services they provide are Year 2000 compliant. To date, CIENA's optical suppliers have represented that their products are year 2000 compliant and have represented that they are in the process of becoming fully compliant by December 31, 1999. If these suppliers fail to adequately address the Year 2000 issue for the products they provide to CIENA, this could have a material adverse impact on CIENA's operations and financial results. Contingency plans will be developed if it appears CIENA or its key suppliers will not be Year 2000 compliant, and such noncompliance is expected to have a material adverse impact on CIENA's operations.

       The risks to CIENA resulting from the failure of third parties in the public and private sector to attain Year 2000 readiness are generally similar to those faced by other firms in CIENA's industry or other business enterprises generally. The following are representative of the types of risks that could result in the event of one or more major failures of CIENA's information systems, factories or facilities to be Year 2000 ready, or similar major failures by one or more major third party suppliers to CIENA: (1) information systems - could include interruptions or disruptions of business and transaction processing such as customer billing, payroll, accounts payable and other operating and information processes, until systems can be remedied or replaced; (2) factories and facilities - could include interruptions or disruptions of manufacturing processes and facilities with delays in delivery of products, until non-compliant conditions or components can be remedied or replaced; and (3) major suppliers to CIENA - could include interruptions or disruptions of the supply of raw materials, supplies and Year 2000 ready components which could cause interruptions or disruptions of manufacturing and delays in delivery of products, until the third party supplier remedied the problem or contingency measures were implemented. Risks of major failures of CIENA's principal products could include adverse functional impacts experienced by customers, the costs and resources for CIENA to remedy problems or replace products where CIENA is obligated or undertakes to take such action, and delays in delivery of new products.

                               CIENA CORPORATION

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)




                                               Quarter Ended January 31,    Quarter Ended April 30,    Six Months Ended April 30,
                                                  1998            1999        1998           1999         1998            1999
Revenue                                         $145,092       $100,417     $142,718       $111,490     $287,810        $211,907
Cost of goods sold                                58,980         65,778       63,915         71,238      122,895         137,016
                                                --------       --------     --------       --------     --------        --------
  Gross profit                                    86,112         34,639       78,803         40,252      164,915          74,891
                                                --------       --------     --------       --------     --------        --------
Operating expenses:
  Research and development                        11,245         22,218       17,986         24,094       29,231          46,312
  Selling and marketing                            9,975         13,608       11,107         13,092       21,082          26,700
  General and administrative                       3,984          5,036        4,757          5,849        8,741          10,885
  Purchased research and development                   -              -        9,503              -        9,503               -
  Pirelli litigation                                   -              -       10,000              -       10,000
  Merger costs                                         -              -            -          2,253            -           2,253
                                                --------       --------     --------       --------     --------        --------
      Total operating expenses                    25,204         40,862       53,353         45,288       78,557          86,150
                                                --------       --------     --------       --------     --------        --------
Income (loss) from operations                     60,908         (6,223)      25,450         (5,036)      86,358         (11,259)
Interest and  other income (expense), net          3,771          3,396        3,448          3,698        7,219           7,094
Interest expense                                     (74)           (95)         (98)          (115)        (172)           (210)
                                                --------       --------     --------       --------     --------        --------
Income (loss) before income taxes                 64,605         (2,922)      28,800         (1,453)      93,405          (4,375)
Provision (benefit) for income taxes              25,710         (1,041)      14,607           (468)      40,317          (1,509)
                                                --------       --------     --------       --------     --------        --------
Net income (loss)                               $ 38,895       $ (1,881)    $ 14,193       $   (985)    $ 53,088        $ (2,866)
                                                ========       ========     ========       ========     ========        ========
Basic net income (loss) per common share        $   0.37       $  (0.01)    $   0.13       $  (0.01)    $   0.49        $  (0.02)
                                                ========       ========     ========       ========     ========        ========
Diluted net income (loss) per common share
     and dilutive potential common share        $   0.33       $  (0.01)    $   0.12       $  (0.01)    $   0.45        $  (0.02)
                                                ========       ========     ========       ========     ========        ========

Weighted average basic common shares
    outstanding                                  106,405        131,202      112,302        132,530      108,757         132,041
                                                ========       ========     ========       ========     ========        ========
Weighted average basic common and
    dilutive potential common shares
    outstanding                                  116,875        131,202      122,483        132,530      119,124         132,041
                                                ========       ========     ========       ========     ========        ========

                               CIENA CORPORATION

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                  (UNAUDITED)




                                                                                  January 31,            April 30,
                                                                                     1999                  1999
                                                                                ----------------     ------------------
                                         ASSETS
Current assets:

  Cash and cash equivalents....................................................   $     215,631         $     200,653
  Marketable debt securities...................................................          89,702               100,021
  Accounts receivable, net.....................................................          80,257                96,448
  Inventories, net.............................................................          58,571                54,185
  Deferred income taxes........................................................          12,645                13,514
  Prepaid income taxes.........................................................           1,343                     -
  Prepaid expenses and other...................................................          10,027                 9,998
                                                                                ----------------     -----------------
    Total current assets.......................................................         468,176               474,819
Equipment, furniture and fixtures, net.........................................         127,478               128,678
Goodwill and other intangible assets, net......................................          15,361                14,446
Other assets...................................................................           4,785                 4,737
                                                                                ----------------     -----------------
  Total assets.................................................................    $    615,800          $    622,680
                                                                                ================     =================

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:

  Accounts payable.............................................................    $    33,161           $     26,543
  Accrued liabilities..........................................................         37,583                 40,773
  Income taxes payable.........................................................              -                  4,457
  Deferred revenue.............................................................            785                    719
  Other current obligations....................................................          1,668                  1,622
                                                                                ----------------     -----------------
    Total current liabilities..................................................         73,197                 74,114
  Deferred income taxes........................................................         34,314                 36,580
  Other long-term obligations..................................................          4,291                  4,350
                                                                                ----------------     -----------------
    Total liabilities..........................................................        111,802                115,044
                                                                                ----------------     -----------------
Stockholders' equity:
  Preferred stock - par value $.01; 20,000,000 shares authorized; zero shares
    issued and outstanding................................................                   -                      -
  Common stock - par value $.01; 360,000,000 shares authorized;
    135,862,591 and 136,302,950 shares issued and outstanding.....                       1,359                  1,363
  Additional paid-in capital...................................................        333,774                338,185
  Notes receivable from stockholders...........................................           (708)                  (629)
  Cumulative translation adjustment............................................           (108)                    21
  Retained earnings............................................................        169,681                168,696
                                                                                ----------------     -----------------
    Total stockholders' equity.................................................        503,998                507,636
                                                                                ----------------     -----------------
  Total liabilities and stockholders' equity...................................   $    615,800          $     622,680
                                                                                ================     =================

                               CIENA CORPORATION

               SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                  Three Months Ended           Six Months Ended
                                                                       January 31,                April 30,
                                                                ------------------------   --------------------------
Cash flows from operating activities:                              1998         1999           1998          1999
                                                                ----------    ----------   ------------    ----------
   Net income (loss)............................................ $ 38,895      $ (1,881)     $  53,088      $  (2,866)
   Adjustments to reconcile net income to net cash
     provided by operating activities:
       Non-cash charges from equity transactions................       10            10             20            262
       Amortization of premiums on marketable debt securities...       77            42            164             87
       Purchased research and development.......................        -             -          9,503              -
       Effect of translation adjustment.........................      (32)           (1)           (24)           128
       Depreciation and amortization............................    5,655        11,557         13,991         23,580
       Provision for doubtful accounts..........................        -             -            194              -
       Provision for inventory excess and obsolescence..........      557         1,533          1,683          2,533
       Provision for warranty and other contractual obligations.    1,721         2,218          6,400          4,617
       Changes in assets and liabilities:
            (Increase)/decrease in accounts receivable..........  (16,969)        5,215        (59,848)       (10,976)
            Increase in prepaid expenses and other..............   (1,720)       (5,240)        (4,565)        (5,356)
            (Increase)/decrease in inventories..................  (20,836)       10,804        (29,529)        14,190
            (Increase)/decrease in deferred income tax asset....     (567)        3,776         (1,247)         2,907
            Decrease in prepaid income taxes....................        -        10,345              -         11,688
            (Increase)/decrease in other assets.................   (1,209)           63         (3,729)           111
            Increase in accounts payable and accruals...........    9,475         6,196         17,281            369
            Increase in income taxes payable....................   16,724             -            940          4,457
            Increase in deferred income tax liability...........      979           189          1,957          2,455
            Increase/(decrease) in deferred revenue and other
                obligations.....................................      720          (299)         1,131           (365)
                                                                 --------      --------      ---------      ---------
       Net cash provided by operating activities................   33,480        44,527          7,410         47,821
                                                                 --------      --------      ---------      ---------
Cash flows from investing activities:

   Additions to equipment, furniture and fixtures...............  (21,290)      (12,360)       (58,729)       (24,668)
   Purchases of marketable debt securities......................  (31,166)      (73,809)       (88,305)      (118,277)
   Maturities of marketable debt securities.....................        -             -         36,376         34,249
   Net cash paid for business combinations......................   (1,005)            -         (2,103)             -
                                                                 --------      --------      ---------      ---------
       Net cash used in investing activities....................  (53,461)      (86,169)      (112,761)      (108,696)
                                                                 --------      --------      ---------      ---------
Cash flows from financing activities:

   Net (repayment of) proceeds from other obligations...........     (409)        1,725           (102)         1,738
   Net proceeds for issuance of common stock....................    1,619         1,904         11,554          5,188
   Tax benefit related to exercise of stock options.............    6,827         2,928          6,885          3,796
   Repayment of notes from receivable stockholders..............        -             2              -             92
                                                                 --------      --------      ---------      ---------
             Net cash provided by financing activities..........    8,037         6,559         18,337         10,814
                                                                 --------      --------      ---------      ---------
             Net decrease in cash and cash equivalents..........  (11,944)      (35,083)       (87,014)       (50,061)
Cash and cash equivalents at beginning of period................  273,286       250,714        273,286        250,714
                                                                 --------      --------      ---------      ---------
Cash and cash equivalents at end of period...................... $261,342      $215,631      $ 186,272      $ 200,653
                                                                 ========      ========      =========      =========


       The accompanying notes are an integral part of these consolidated financial statements.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

(1) SIGNIFICANT ACCOUNTING POLICIES

         Interim Supplemental Financial Statements

       The interim supplemental financial statements included herein for CIENA Corporation (the "Company") have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the supplemental financial statements included in this report reflect all normal recurring adjustments which the Company considers necessary for the fair presentation of the results of operations for the interim periods covered and of the financial position of the Company at the date of the interim balance sheet. Certain information and footnote disclosures normally included in the annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to understand the information presented. The operating results for interim periods are not necessarily indicative of the operating results for the entire year. These financial statements should be read in conjunction with the Company's October 31, 1998 audited supplemental consolidated financial statements and notes thereto included herein.

         Revenue Recognition

       The Company recognizes product revenue in accordance with the shipping terms specified. For transactions where the Company has yet to obtain customer acceptance, revenue is deferred until the terms of acceptance are satisfied. Revenue for installation services is recognized as the services are performed unless the terms of the supply contract combine product acceptance with installation, in which case revenues for installation services are recognized when the terms of acceptance are satisfied and installation is completed. Revenues from installation service fixed price contracts are recognized on the percentage of costs incurred to date compared to estimated total costs for each contract. Amounts received in excess of revenue recognized are recorded as deferred revenue. For distributor sales where risks of ownership have not transferred, the Company recognizes revenue when the product is shipped through to the end user.

Fiscal Year

       CIENA's fiscal year ends on October 31. Omnia's fiscal year ends on December 31. The quarter ended January 31, 1999 and the six months ended April 30, 1999 contain two months of Omnia's financial results, which are also recorded in the quarter and fiscal year ending October 31, 1998. The net loss for these two months, November and December 1998 was $1,621,000.

(2) INVENTORIES




Inventories are comprised of the following (in thousands):

                                                                              January 31,           April 30
                                                                                 1999                 1999
                                                                            ----------------     ----------------
Raw materials                                                                  $   36,373           $   30,409
Work-in-process                                                                     9,066               13,086
Finished goods                                                                     26,514               21,670
                                                                            ----------------     ----------------
                                                                                   71,953               65,165
Less reserve for excess and obsolescence                                          (13,382)             (10,980)
                                                                            ----------------     ----------------
                                                                               $   58,571            $  54,185
                                                                            ================     ================

(3) EARNINGS PER SHARE CALCULATION

       The following is a reconciliation of the numerators and denominators of the basic net income per common share ("basic EPS") and diluted net income per common and dilutive potential common share ("diluted EPS"). Basic EPS is computed using the weighted average number of common shares outstanding. Diluted EPS is computed using the weighted average number of common shares outstanding, and stock options using the treasury stock method (in thousands except per share amounts).




                                                        Quarter ended January 31,                  Quarter ended April 30,
                                                   -----------------------------------------------------------------------------
                                                        1998                 1999                1998                 1999
                                                   ----------------     ---------------     ----------------     ---------------
Net Income....................................     $        38,895       $      (1,881)      $       14,193       $        (985)
                                                   ================     ===============     ================     ===============
Weighted average shares-basic.................             106,405             131,202              112,302             132,530
                                                   ----------------     ---------------     ----------------     ---------------
Effect of dilutive securities:
     Restricted stock ........................               3,560                   -                3,971                   -
     Employee stock options...................               6,910                   -                6,210                   -
                                                   ----------------     ---------------     ----------------     ---------------
Weighted average shares-diluted...............             116,875             131,202              122,483             132,530
                                                   ================     ===============     ================     ===============
Basic EPS.....................................     $          0.37       $       (0.01)      $         0.13       $       (0.01)
                                                   ================     ===============     ================     ===============
Diluted EPS...................................     $          0.33       $       (0.01)      $         0.12       $       (0.01)
                                                   ================     ===============     ================     ===============




                                                       Six Months Ending April 30,
                                                        1998                 1999
                                                   ----------------     ---------------
Net Income....................................      $       53,088       $      (2,866)
                                                   ================     ===============
Weighted average shares-basic.................             108,757             132,041
                                                   ----------------     ---------------
Effect of dilutive securities:
     Restricted stock ........................               3,765                   -
     Employee stock options...................               6,602                   -
                                                   ----------------     ---------------
Weighted average shares-diluted..............              119,124             132,041
                                                   ================     ===============
Basic EPS.....................................      $         0.49       $       (0.02)
                                                   ================     ===============
Diluted EPS...................................      $         0.45       $       (0.02)
                                                   ================     ===============


       Approximately 189,000 and 11,760,000 options or restricted stock were outstanding during the quarter ended January 31, 1998 and January 31, 1999, but were not included in the computation of the diluted EPS as the effect would be anti-dilutive. Stock options to purchase 1,070,000 shares of common stock were not included in the computation of diluted EPS for the quarter ended April 30, 1998 because the options exercise price was greater than the average market price of common shares. Approximately 11,651,000 options or restricted stock were outstanding during the quarter ended April 30, 1999, but were not included in the computation of the diluted EPS as the effect would be anti-dilutive.

       Stock options to purchase 710,000 shares of common stock were not included in the computation of diluted EPS for the six months ended April 30, 1998 because the options exercise price was greater than the average market price of common shares. Approximately 11,185,000 options or restricted stock were outstanding during six months ended April 30, 1999, but were not included in the computation of the diluted EPS as the effect would be anti-dilutive.

(4) COMPREHENSIVE INCOME

       In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 (SFAS No.130), "Comprehensive Income". SFAS No.130 became effective for the Company's fiscal year 1999. SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components: however, the adoption of this statement had no impact on the Company's net income or shareholders' equity. SFAS No. 130 requires that changes in the amounts of certain items, including foreign currency translation adjustments and gains and loses on certain securities be shown in the financial statements. The Company's accumulated other comprehensive income is comprised entirely of accumulated foreign currency translation adjustments and is shown as a separate amount on the Company's Consolidated Balance Sheets. During the first quarter of fiscal 1998 and 1999, total comprehensive income, which includes net income and changes in foreign currency translation adjustments, amounted to $39,666,000 and $282,000, respectively. During the second quarter of fiscal 1998 and 1999, total comprehensive income, which includes net income and changes in foreign currency translation adjustments, amounted to $14,201,000 and $856,000 of comprehensive income, respectively. During the six months ended April 30, 1998 and 1999, total comprehensive income/(loss), which includes net income and changes in foreign currency translation adjustments, amounted to $53,064,000 and $(2,738,000) of comprehensive income/(loss), respectively.

ITEM 7.  FINANCIAL STATEMENT AND EXHIBITS

Exhibit             Description
-------   --------------------------------------------------------------
23.1      Consent of Independent Accountants

27.1 Restated Financial Data Schedule (only filed electronically with the SEC)

99.1 Cautionary Statements for Purposes of the "Safe Harbor" Provisions of The Private Securities Reform Act of 1995

                                   SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized,

                                                  CIENA CORPORATION

Date: July 21, 1999

                                           By: /s/Joseph R. Chinnici
                                               ---------------------
                                           Joseph R. Chinnici
                                           Sr. Vice President, Finance and
                                           Chief Financial Officer
                                           (Principal Financial Officer)